[Logo] Banknorth Group, Inc.



                                                                 March 28, 1997


Dear Fellow Shareholders:

You are cordially invited to attend our Annual Meeting of Shareholders to be held at the Ramada Inn and Conference Center, Williston Road, South Burlington, Vermont, on Tuesday, May 13, 1997 at 3:00 p.m. A formal notice of meeting and proxy statement are attached.

At the meeting you will be asked to elect four directors, to approve the 1997 Equity Compensation Plan, to approve an amendment and restatement of the 1994 Deferred Compensation Plan for Directors and Selected Executives and to ratify the selection of the Company's independent auditors for 1997.

In addition, management will report on the Company's affairs and a discussion period will be provided for questions and answers.

We hope that many of you will be able to attend our Annual Meeting. I look forward to seeing you there.

                                       Sincerely,

                                       /s/ William H. Chadwick

                                       William H. Chadwick
                                       President and Chief Executive Officer


        300 Financial Plaza, Burlington, Vermont 05401 (802) 658-9959



                        [Logo] Banknorth Group, Inc.

                             300 Financial Plaza
                          Burlington, Vermont 05401


                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON MAY 13, 1997

      The Annual Meeting of Shareholders of Banknorth Group, Inc. will be held at the Ramada Inn and Conference Center, Williston Road, South Burlington, Vermont, on Tuesday, May 13, 1997, at 3:00 p.m., for the following purposes:

      1. To elect four directors to serve until the Annual Meeting of Shareholders in 2000;
      2. To consider and act upon the adoption of the Banknorth 1997 Equity Compensation Plan;
      3. To consider and act upon the adoption of an amendment and restatement of the 1994 Deferred Compensation Plan for Directors and Selected Executives of Banknorth and Participating
          Affiliates;
      4. To ratify the selection of independent auditors of the Company for 1997; and
      5. To transact such other business as may properly be brought before the meeting.

      Only holders of Banknorth Group, Inc. Common Stock of record as of the close of business on March 17, 1997 are entitled to notice of, and to vote at, the Annual Meeting. A list of such shareholders will be available for examination by any shareholder ten days prior to the meeting during ordinary business hours at the Company's offices at 300 Financial Plaza in Burlington, Vermont, and at the offices of The Howard Bank, N.A., Williston Road, South Burlington, Vermont.


                                       By order of the Board of Directors,

                                       /s/ Thomas M. Dowling

                                       THOMAS M. DOWLING
                                       Secretary

Burlington, Vermont
March 28, 1997


                           YOUR VOTE IS IMPORTANT

      WE URGE YOU TO FILL IN, DATE, SIGN AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON IF YOU SO DESIRE.


                            BANKNORTH GROUP, INC.
                             300 Financial Plaza
                         Burlington, Vermont  05401

                               PROXY STATEMENT

                       ANNUAL MEETING OF SHAREHOLDERS

                                May 13, 1997

      This proxy statement is furnished in connection with the solicitation of proxies by or on behalf of the Board of Directors of Banknorth Group, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on Tuesday, May 13, 1997, at 3:00 p.m., at the Ramada Inn and Conference Center, Williston Road, South Burlington, Vermont, or at any adjournment or adjournments thereof.

      Proxy cards duly executed and returned by a shareholder will be voted as directed on the card. If no choice is specified, the proxy will be voted
(i) FOR the election of the four nominees for director named in the proxy to serve until the Annual Meeting of Shareholders in 2000, (ii) FOR approval of the Banknorth 1997 Equity Compensation Plan; (iii) FOR the amendment and restatement of the 1994 Deferred Compensation Plan for Directors and Selected Executives of Banknorth and Participating Affiliates; and (iv) FOR ratification of the independent public accounting firm of KPMG Peat Marwick LLP as the independent auditors of the Company for the ensuing year. If other matters are voted upon, the persons named in the proxy and acting thereunder will vote in accordance with the recommendations of management pursuant to the discretionary authority conferred in the proxy. Any proxy may be revoked by written notice to the Secretary of the Company prior to the voting of such proxy.

      All expenses of this solicitation will be paid by the Company. This solicitation of proxies by mail may be followed by solicitation either in person, or by letter or telephone, by officers of the Company or by officers or employees of its wholly-owned banking subsidiaries, First Vermont Bank and Trust Company ("First Vermont Bank"), The Howard Bank, N.A., Franklin Lamoille Bank, Granite Savings Bank and Trust Company ("Granite Bank"), the Woodstock National Bank, Farmington National Bank, First Massachusetts Bank, N.A. and The Stratevest Group, N.A. The Company will request brokers, banks and other similar agents or fiduciaries to forward proxy materials to beneficial owners of stock and, if requested, will reimburse them for the costs thereof.

      Under the rules of the Securities and Exchange Commission ("SEC"), boxes and a blank space are provided on the proxy card for shareholders to designate whether they wish to vote "for", "against", or "abstain" on any proposal, or to withhold authority to vote for one or more of the Company's nominees for director. Under Delaware law and the Company's By-laws, a majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at the meeting. Votes withheld from director nominees, abstentions and broker non-votes (as defined below) are counted for purposes of determining whether a quorum is present and for determining the number of votes required to adopt a proposal. Assuming a quorum is present, a majority of the shares represented at the meeting in person or by proxy will be required to elect a nominee for director, to approve the 1997 Equity Compensation Plan, to approve the amendment and restatement of the Deferred Compensation Plan for Directors and Selected Executives, to ratify the selection of the Company's independent auditors and to approve any other matter voted on. Since votes withheld from director nominees and abstentions and broker non-votes on other proposals are treated as shares present at the meeting, they would have the effect of a vote against the nominee or proposal, as the case may be. A broker non-vote occurs when a broker who holds shares in street name for a customer does not have the authority under applicable stock exchange or broker self-regulatory organization rules to cast a vote on a particular matter (despite having voted the proxy on one or more other, discretionary matters) because such matter is deemed non-discretionary and the broker's customer has not furnished voting instructions. The difference between the number of votes cast by a broker on discretionary and non-discretionary proposals represents broker non-votes on the non-discretionary proposals.

      This proxy statement and accompanying proxy card were first sent to shareholders on or about March 28, 1997. A copy of the Company's Annual Report to Shareholders containing its audited financial statements for 1996 accompanies this proxy statement.

                              VOTING SECURITIES

      Only holders of record of the Company's shares of common stock outstanding as of the close of business on March 17, 1997 will be entitled to notice of and to vote at the Annual Meeting. As of such date, there were 7,826,648 shares of the Company's common stock issued and outstanding. Each such share is entitled to one vote on all matters presented to the shareholders for vote.

      As of February 1, 1997, the Company's wholly-owned trust company subsidiary, The Stratevest Group, N.A. ("Stratevest"), had sole voting and investment power over approximately 258,453 shares, or 3.3% of the outstanding shares. In addition, as of such date Stratevest held as fiduciary approximately 115,380 shares, or 1.47% of the outstanding shares, as to which it had shared voting or investment power or sought voting instructions from donors, beneficiaries, co-trustees or co-executors. In cases in which Stratevest does not have sole voting control under the governing instrument, Stratevest will vote shares of the Company's common stock in accordance with instructions from donors, beneficiaries, co-trustees or co-executors and will not vote such shares unless instructions are received. Shares held by Stratevest as fiduciary over which it has sole voting power under either the governing instrument or applicable statute will be voted in a manner that best serves the interests of trust beneficiaries.

      Except as otherwise noted in the following sentence, the Company is not aware of any individual, person, entity or group within the meaning of
Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") which owns beneficially more than 5% of the Company's outstanding common stock. In accordance with Section 13(g) under the Exchange Act, the Company has been informed that John Hancock Mutual Life Insurance Company and related entities own, in the aggregate, 453,000 shares, representing 5.8% of the Company's outstanding stock, with sole voting and investment power over such shares vested in John Hancock Advisors, Inc., an affiliated investment advisor.

Stock Ownership of Directors and Executive Officers

      The following table shows the amount of common stock owned beneficially, directly or indirectly, by each director and nominee for director, by each of the executive officers named in the summary compensation table presented elsewhere in this proxy statement, and by all incumbent directors, nominees and executive officers of the Company as a group. Except as otherwise indicated in the footnotes to the table (i) share data is as of March 1, 1997; and (ii) the named individuals possess sole voting and investment power over the shares listed.

                                                            Shares
                                                         Beneficially   Percent
                  Shareholder or Group                     Owned(1)     of Class
      --------------------------------------------------------------------------

      Incumbent Directors and Nominees
      Thomas J. Amidon, Esq. ..........................      7,543        .096%
      Jacqueline D. Arthur.............................        100        .001
      Nordahl L. Brue, Esq. ...........................      2,352        .030
      Robert A. Carrara................................      1,869        .024
      William H. Chadwick(2)...........................     52,862        .675
      Susan C. Crampton, CPA(3)........................      5,153        .066
      Richard J. Fleming...............................      2,160        .028
      Luther Frederick Hackett(4)......................     44,100        .563
      Kathleen  Hoisington.............................        500        .006
      Richard M. Narkewicz, M.D.(5)....................      1,990        .025
      John B. Packard(6)...............................        100        .001
      R. Allan Paul, Esq.(7)...........................      5,880        .075
      Angelo P. Pizzagalli(8)..........................      4,359        .056
      Margaret E. Richey(9)............................    114,947       1.469
      Thomas P. Salmon, Esq.(10).......................        837        .011

      Certain Executive Officers
      Thomas J. Pruitt(11).............................     27,600        .353%
      Robert M. Gillis (12)............................     31,325        .400
      Richard J. Fitzpatrick(13).......................     21,449        .274
      Owen H. Becker(14)...............................      2,015        .026

      All Directors, Nominees and Executive
      Officers as a Group (19 individuals).............    327,141       4.179%

--------------------
<F1>  Includes (i) 27,842 shares with respect to which voting or investment powers are shared; (ii) 77,243 shares as to which beneficial ownership is disclaimed; (iii) 39,950 shares of performance stock awarded to certain members of the group under the Company's Long Term Executive
      Incentive Plan (the "Long Term Plan"); (iv) 47,050 shares certain members of the group have the right to acquire upon exercise of options granted under the Long Term Plan; and (v) approximately 21,206 shares in which certain members of the group have an indirect interest by virtue of their participation in a pooled Company stock fund maintained under the Company's 401(k) Plan. Share information relating to the 401(k) Plan is as of December 31, 1996, the date of the most recent Plan report.
<F2>  Includes (i) 4,936 shares held by Mr. Chadwick indirectly through the
      Company's 401(k) Plan; (ii) 18,000 shares of performance stock granted under the Company's Long Term Plan; and (iii) 9,000 shares Mr.
      Chadwick has the right to acquire upon exercise of options awarded to him under the Company's Long Term Plan.
<F3>  Includes 1,062 shares held by Mrs. Crampton jointly with her husband and 2,040 shares held by her husband.
<F4>  Includes 39,752 shares held by various corporations controlled by Mr.
      Hackett and 50 shares held by Mr. Hackett's wife, as to which beneficial ownership is disclaimed.
<F5>  Includes 1,923 shares held by Dr. Narkewicz jointly with his wife as to which voting and investment power is shared.
<F6>  Acquired by Mr. Packard on March 20, 1997.
<F7>  Includes 2,287 shares held by Mr. Paul's wife as to which Mr. Paul disclaims beneficial ownership.
<F8>  Includes 3,359 shares held by Pizzagalli Construction Company, Inc., an affiliate of Mr. Pizzagalli, and voting and investment power is shared.
<F9>  In accordance with applicable rules of the Securities and Exchange
      Commission, the shareholdings disclosed in the table for Margaret
      Richey include (i) all of the 28,439 shares held by Southworth
      Corporation, an affiliate of Mrs. Richey, and (ii) all of the 47,637 shares held by the Milne Family Trust, of which Mrs. Richey is a co-
      trustee and whose beneficiaries include Mrs. Richey's adult children.
      Mrs. Richey shares voting and investment power over all of such shares. Mrs. Richey disclaims beneficial ownership of (i) 18,959 of the shares held by Southworth Corporation, (ii) 37,659 of the shares held by the Milne Family Trust and (iii) 18,000 shares held by Mrs.
      Richey's husband. After giving effect to such disclaimers, Mrs.
      Richey's percentage ownership of the Company's outstanding common stock is .515%.
<F10> Includes 288 shares held by Mr. Salmon's wife as to which Mr. Salmon disclaims beneficial ownership.
<F11> Includes (i) 3,200 shares held by Mr. Pruitt indirectly through the
      Company's 401(k) Plan; (ii) 8,700 shares of performance stock granted under the Company's Long Term Plan; and (iii) 15,450 shares that Mr.
      Pruitt has the right to acquire upon exercise of options awarded under the Long Term Plan.
<F12> Includes (i) 9,814 shares held by Mr. Gillis indirectly through the
      Company's 401(k) Plan; (ii) 6,750 shares of performance stock granted under the Company's Long Term Plan; and (iii) 12,300 shares that Mr.
      Gillis has the right to acquire upon exercise of options awarded under the Long Term Plan.
<F13> Includes (i) 2,991 shares held by Mr. Fitzpatrick indirectly through the Company's 401(k) Plan; (ii) 4,750 shares of performance stock granted under the Company's Long Term Plan; and (iii) 10,300 shares that Mr. Fitzpatrick has the right to acquire upon exercise of options awarded under the Long Term Plan.
<F14> Includes (i) 265 shares held by Mr. Becker indirectly through the
      Company's 401(k) Plan; and (ii) 1,750 shares of performance stock granted under the Company's Long Term Plan.

                            --------------------

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Company's officers and directors to file with the Securities and Exchange Commission reports of their ownership and changes in ownership of the Company's equity securities and to furnish the Company with copies of all such reports. Except as noted in the following sentence, and based solely on its review of copies of
Section 16 reports received by it, or on written representations from certain reporting persons that no filings were required for those persons, the Company believes that during 1996 all Section 16(a) filing requirements applicable to its officers and directors were complied with. During 1996 Director Pizzagalli inadvertently failed to file with the SEC on a timely basis a Form 4 report relating to his purchase of 1,000 shares of the Company's Common Stock.

                                  ARTICLE 1
                            ELECTION OF DIRECTORS

      The Certificate of Incorporation and By-laws of the Company provide for division of the Board of Directors into three classes, as nearly equal in number as possible, each class serving for a period of three years. During 1996 the Board of Directors consisted of fourteen persons. In May, 1996, Director Stephen E. Baker retired from the Board, and in December Jacqueline D. Arthur of Beverly, Massachusetts was appointed to fill the remainder of Mr. Baker's term. The Board has fixed at fourteen the number of directors for the ensuing year. The following three incumbent directors, whose terms expire at the 1997 Annual Meeting, have been nominated by the Board of Directors to stand for re-election to serve a three-year term expiring in 2000: Richard J. Fleming, Luther F. Hackett (Chairman of the Board) and Richard M. Narkewicz, M.D. Incumbent director Margaret E. Richey, whose term will also expire at the 1997 Annual Meeting, has chosen not to stand for re-election. The Board of Directors has nominated John B. Packard of Raymond, New Hampshire to stand for election to a three year term expiring in 2000 to fill the vacancy to be created upon Ms. Richey's retirement.

      Unless authority is withheld, proxies solicited hereby will be voted in favor of each of the four nominees to serve a three-year term expiring at the Annual Meeting in 2000. If for any reason not now known by the Company any of such nominees should not be able to serve, proxies will be voted for a substitute nominee or nominees designated by the Board of Directors, or for fewer than four nominees if the Board has instead voted to fix the number of Directors at fewer than fourteen, as the Directors deem appropriate.

      Set forth in the table below is certain information concerning each of the nominees and other incumbent directors. The dates indicated for service on the Company's Board of Directors include service on the boards of the Company's predecessor bank holding companies, but not the subsidiaries.

                                     Served as
                                     Director
            Name and Age               Since                         Principal Occupation
---------------------------------------------------------------------------------------------------------

Nominees for Director whose terms (if elected) will expire in 2000:

Richard J. Fleming, 65.............    1994      Chairman, Fleming Oil Company, Inc.
                                                 Brattleboro, VT
                                                 (petroleum products distributor)

Luther Frederick Hackett, 63.......    1983      President, Hackett, Valine & MacDonald, Inc.
 (Chairman of the Board of                       South Burlington, VT
 Banknorth Group, Inc.)                          (insurance agency)

Richard M. Narkewicz, M.D., 63.....    1983      Physician, CHP/Timber Lane Pediatrics; President,
                                                 Timber Lane Medical Center, Inc.
                                                 South Burlington, VT

John B. Packard, 51................              President, Gemini Valve, Inc.
                                                 Raymond, NH
                                                 (manufacturer, valves and controls)

Incumbent Directors whose terms will expire in 1999:

Nordahl L. Brue, Esq., 52..........    1994      Principal, Champlain Management Services, Inc.
                                                 (quick-service restaurants)
                                                 and Waterbury Holdings, Inc.
                                                 (food processing)
                                                 Burlington, VT

Kathleen Hoisington, 54............    1996      President, Hoisington Realty, Inc.
                                                 Bennington, VT
                                                 (real estate agency)

R. Allan Paul, Esq., 65............    1983      Counsel, Paul, Frank & Collins, Inc.
                                                 Burlington, VT
                                                 (law firm)

Angelo P. Pizzagalli, 62...........    1983      President, Pizzagalli Construction Company
                                                 South Burlington, VT

Thomas P. Salmon, Esq., 64.........    1982      President, University of Vermont
                                                 Burlington, VT

Incumbent Directors whose terms will expire in 1998:

Thomas J. Amidon, Esq., 57.........    1982      Attorney at Law
                                                 Stowe, VT

Jacqueline D. Arthur, 47...........    1996      Vice President and Chief Financial Officer,
                                                 CP Clare Corporation
                                                 Beverly, MA
                                                 (electronics manufacturer)

Robert A. Carrara, 57..............    1983      Vice President and Treasurer, J.P. Carrara & Sons, Inc.
                                                 North Clarendon, VT
                                                 (concrete products)

William H. Chadwick, 60............    1987      President and Chief Executive Officer,
                                                 Banknorth Group, Inc.
                                                 Burlington, VT

Susan C. Crampton, C.P.A. 56.......    1985      Principal, The Vermont Partnership
                                                 Jericho, VT
                                                 (business consultants)

      Except as set forth below, each of the individuals listed in the foregoing table has been employed by the firm or has had the occupation set forth opposite his or her name for the past five years. In addition to serving as a principal of Champlain Management Services, Inc. and Waterbury Holdings, Inc., Mr. Brue holds various positions or interests in affiliated companies and also practices law as a principal in the law firm of Sheehey Brue Gray & Furlong, P.C., Burlington, Vermont. Prior to Mr. Salmon's appointment as President of the University of Vermont in February, 1993, he served as Interim President of the University beginning in November, 1991. Before he joined the University, Mr. Salmon practiced law as a partner in the law firm of Salmon & Nostrand, Bellows Falls, Vermont. Prior to joining CP Clare Corporation, Ms. Arthur served as the Vice President and Chief Financial Officer of T Cell Sciences, Inc., a biotechnology firm in Needham, Massachusetts, and as Vice President-Finance of M/A Com, Inc., a defense electronics manufacturer in Burlington, Massachusetts.

      Certain of the nominees and incumbent directors also serve as directors of other companies registered or filing reports under the Securities Exchange Act of 1934, or investment companies registered under the Investment Company Act of 1940, as follows:

      Mr. Brue - Green Mountain Power Corporation and Quality Dining, Inc.

      Mr. Hackett - Central Vermont Public Service Corporation and Vermont Electric Power Company, Inc.

      Mr. Salmon - Green Mountain Power Corporation (Chairman of the Board) and National Life Insurance Company

Committees of the Board and Meeting Attendance

      During 1996 the Company's Board of Directors held eleven regular meetings and one special meeting. Each incumbent director attended at least 75% of the aggregate of all meetings of the Company's Board of Directors and committees of which he or she was a member.

      The Company's Board of Directors has standing Executive, Audit, Compensation and Nominating Committees. Members of the committees are appointed annually by the Board of Directors.

      The Executive Committee has substantially all powers of the Board of Directors in the management of the business and affairs of the Company between meetings of the Board of Directors. The present members of the Company's Executive Committee are Angelo P. Pizzagalli (Chair), Luther F. Hackett, Susan C. Crampton, William H. Chadwick, Richard M. Narkewicz, M.D.,
R. Allan Paul and Thomas P. Salmon. During 1996, the Executive Committee met three times.

      The functions of the Audit Committee are to recommend to the Company's Board of Directors the engagement of independent accountants and to review with the independent accountants the scope and results of the audits, the Company's internal controls and the professional services furnished by the independent accountants. The Audit Committee also has oversight responsibility for the Company's consolidated loan review functions. The present members of the Company's Audit Committee are R. Allan Paul (Chair), Susan C. Crampton (Vice Chair), Thomas J. Amidon, Robert A. Carrara, Margaret E. Richey, Kathleen Hoisington and Jacqueline D. Arthur. Chairman of the Board Hackett attends meetings of the Committee ex officio, but is not a member of the Committee and does not vote on matters considered by the Committee. During 1996 the Audit Committee met four times.

      The Nominating Committee is responsible for recommending candidates for election as Directors of the Company and its subsidiaries. The Committee will consider recommendations by stockholders for nomination as Directors, provided such recommendations are submitted in writing to the Secretary of the Company. The present members of the Nominating Committee are Thomas P. Salmon (Chair), Nordahl L. Brue, Robert A. Carrara, William H. Chadwick, Richard J. Fleming, Kathleen Hoisington and Angelo P. Pizzagalli. Chairman of the Board Hackett attends meetings of the Committee ex officio, but is not a member of the Committee and does not vote on matters considered by the Committee. During 1996 the Nominating Committee met three times.

      The functions and membership of the Company's Compensation Committee are described below under the caption "Compensation Committee Interlocks and Insider Participation."

Compensation Committee Interlocks and Insider Participation

      The Company is not aware of the existence of any interlocking relationships between the senior management of the Company and that of any other company.

      During 1996 the following directors served on the Compensation Committee of the Board: Richard N. Narkewicz, M.D. (Chair), Thomas J. Amidon, Nordahl L. Brue, Richard J. Fleming, Luther F. Hackett, Margaret E. Richey and Jacqueline D. Arthur. Stephen E. Baker served as committee chair until his retirement in May, 1996. President and Chief Executive Officer William H. Chadwick attends meetings of the Compensation Committee ex officio, but is not a member of the Committee and does not participate in its votes. The function of the Company's Compensation Committee is to review and to make recommendations to the Board of Directors concerning compensation and benefits paid to the Company's employees and to the Boards of Directors of the Company's subsidiaries. A Report of the Compensation Committee on matters relating to executive compensation is set forth below in this proxy statement under the caption "COMPENSATION COMMITTEE REPORT". During 1996 the Compensation Committee met four times.

      Certain members of the Compensation Committee, or persons or entities with which they are affiliated, had transactions with the Company or its subsidiaries during 1996 as follows: Thomas J. Amidon is an attorney who practices law in Stowe, Vermont. Nordahl L. Brue is a principal and Vice President of the law firm of Sheehey Brue Gray & Furlong, P.C. in Burlington, Vermont. The law firms of Messrs. Amidon and Brue performed various legal services for the Company or its subsidiaries during 1996 and it is expected that they will also perform legal services for the Company or its subsidiaries during 1997.

Other Director Affiliations and Related Transactions

      R. Allan Paul is a senior member of the law firm of Paul, Frank & Collins, Inc. in Burlington, Vermont. Thomas P. Salmon is a partner in the law firm of Salmon & Nostrand in Bellows Falls, Vermont, although since joining the University of Vermont in November, 1991, he has not actively engaged in the practice of law. Susan C. Crampton's husband is a part owner of the law firm of Gravel and Shea in Burlington, Vermont. Each of these law firms performed various legal services for the Company or its subsidiaries during 1996 and it is expected that they will perform legal services for the Company or its subsidiaries during 1997.

      The Company's banking subsidiaries have had, and in the future expect to have, banking transactions with directors and officers of the Company, with their immediate families and with corporations and organizations with which the directors and officers are affiliated. These transactions were undertaken in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than normal risk of collectibility or present any other unfavorable features.

Directors' Fees

      Directors of the Company who are not also salaried employees of the Company or its subsidiaries receive an annual retainer of $10,000. The Chair of the Board receives an additional annual retainer of $20,000. All directors other than salaried employees of the Company receive $600 for each Board meeting attended and $600 for each committee meeting attended, except that if a committee meeting is held on the same day as a Board meeting the committee meeting fee is $400. Chairs of the Company's standing committees receive an annual retainer of $2,000. Directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of the Board or its committees.

Deferred Compensation Plan

      Directors may elect to defer current receipt of some or all of their fees under the 1994 Deferred Compensation Plan For Directors and Selected Executives of Banknorth Group, Inc. and Participating Affiliates. Under the present terms of the plan, deferrals are credited to a cash account which bears interest (adjusted annually) at a rate equal to one-half a percentage point above the one-year Treasury bill rate, or at the participant's election, to a so-called "phantom stock" account, whose underlying value is based on the market value and performance of the Company's common stock. Payment of deferrals is made only in cash and will begin upon the participant's retirement, death or disability, or at an earlier or later date elected by the participant. Amounts deferred and interest and other accruals under the plan represent a general unsecured obligation of the Company and no assets of the Company have been segregated to meet the Company's obligations under the plan.

      The Board of Directors has adopted an amendment and restatement of the Plan, subject to shareholder approval at the Annual Meeting, which is designed to replace the phantom stock units with a more tangible equity interest by providing for allocations in the form of restricted stock units and payout from that account in the form of common stock. The proposed amendments are described under the caption "ARTICLE 3 - PROPOSAL TO AMEND AND RESTATE THE 1994 DEFERRED COMPENSATION PLAN FOR DIRECTORS AND SELECTED EXECUTIVES".

Directors' Stock Ownership Guidelines

      Because the Board believes that ownership of Company stock helps align management and shareholder interests the Board has adopted stock ownership guidelines for directors and certain officers. The stock ownership guidelines for certain of the Company's executive officers are described below under the caption "COMPENSATION COMMITTEE REPORT". The stock ownership guidelines for directors as initially adopted in 1994 recommended that each director own Company stock having a market value equal to at least three times the amount of the director's annual retainer. Consistent with the Company's heightened emphasis on encouraging stock ownership among directors, the Board during 1996 revised the stock ownership guidelines to increase the recommended amount of stock ownership from three, to five, times the amount of the director's annual retainer. If a director fails to achieve the recommended level of stock ownership within five years, the director will receive his or her retainer partially in the form of the Company's stock. Under the revised guidelines phantom stock units are considered in satisfying the stock ownership test, but stock options are not.

Directors Emeriti

      Several former directors of the Company have been appointed to serve as Directors Emeriti. Under By-law amendments adopted by the Board of Directors in 1996, only individuals who were directors of the Company on February 27, 1996 and who continue to serve until their retirement will qualify for appointment to the status of Directors Emeriti provided that they retire following attainment of age 65 but prior to the first Annual Meeting after attainment of age 67. Directors Emeriti are entitled to attend meetings of the Board of Directors, but do not vote on matters acted upon by the Board, nor is their presence counted for purposes of determining a quorum. Director Emeritus status terminates at the Annual Meeting following attainment of age 72. The Director Emeritus designation will terminate after all individuals who served on the Board of Directors on February 27, 1996 (14 individuals including two of the Directors Emeriti named below) have served as Directors Emeriti. Each Director Emeritus is paid an annual retainer of $10,000, but receives no meeting or other fees. The present Directors Emeriti are Stephen E. Baker, Lawrence H. Reilly, Theodore H. Thomas, Jr. and Elizabeth G. Woods. Margaret E. Richey will be appointed a Director Emeritus upon her retirement from the Board at 1997 Annual Meeting.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ARTICLE 1.

                        COMPENSATION COMMITTEE REPORT

      The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. The Committee is composed of seven independent, non-employee directors. Recommendations of the Committee on compensation are submitted to the full Board of Directors for approval.

      Based on the Committee's recommendation, the Board has approved the following principal objectives for the Company's executive compensation policies:

      -- To increase management's focus on long-term strategic plans to further the growth in the earnings of the Company.

      -- To increase management's focus on decisions to maximize annual earnings.

      -- To link shareholder and management interests by tying a significant portion of executive compensation rewards to changes in shareholder values.

      -- To link shareholder and management interests by encouraging executive stock ownership.

      --  To attract experienced management

      --  To retain quality management.

      To reach these objectives, the executive compensation program contains three components:

      1. Base salary with possible annual merit increases based upon individual performance.

      2. Short-term cash incentive payments based on meeting annual plans and budgets approved by the Board of Directors and based upon a comparison to a select group of peer banks.

      3. Long-term stock and stock-based cash awards, for meeting performance goals approved by the Board of Directors over a two to five year period and based primarily on corporate performance.

      The Committee believes that this compensation program fairly balances individual, subsidiary and corporate performance and recognizes both the short-term and long-term objectives of the Company.

      It is the philosophy of the Committee to place significant emphasis on incentive compensation, which reduces the relative amount of compensation that is fixed. Compensation for management positions is a mix of three components. For example, the portions of total compensation for the President and Chief Executive Officer ("CEO") under the approved plan, which would be earned if the Company meets performance objectives would be:


      Base Salary.................................     45%
      Short-Term Cash Incentives..................     22
      Long-Term Stock Awards......................     33
                                                      ---
      Total Compensation..........................    100%
                                                      ===

      In general, the greater the executive's responsibilities, the greater is the portion of his or her potential total compensation that is tied to performance incentives and to the value of the Company's common stock. The Board believes that this approach properly reflects the greater potential impact senior management has on the strength and performance of the Company over the longer term.

      In 1993 the Board established a peer group of like-sized, publicly traded commercial banking organizations to use for executive compensation comparisons. The Board also approved an executive compensation program that matches total compensation levels of the CEO and other executives to those of the peer group. In 1996, the peer group consisted of 41 companies. 34 of the 41 are included in the NASDAQ Bank Stock Index referred to in the stock performance graph on page 13. There is no published data readily available on the combined stock performance of the peer group, though the Compensation Committee does review the relative stock performance over both one and five year periods of individual companies included in the group.

      Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation (currently $1 million per covered individual). As the compensation levels paid by the Company to its executives are below the deductibility limit, this provision does not at present have any impact on the Company. Nevertheless the Board, upon recommendation of the Compensation Committee, has determined that as a matter of policy, compensation levels for the Company's executives should be structured to preserve tax deductibility, should Section 162(m) impact the Company in the future.

Components of Compensation

      Base Salary. Consistent with the philosophy described above, the base salary of executive officers is generally targeted to be below the median of comparable businesses. Base salaries for all managers are reviewed annually and salaries may be increased based on individual contributions to the Company. Each position is assigned to a grade level and each grade level has a range of base salary.

      Management and the Compensation Committee works with the consulting firm of Watson Wyatt Worldwide in updating a point factor system for grading jobs, creating a salary grade structure for all jobs, and setting the pay ranges and midpoints for each grade. The pay ranges were increased for 1997, based on annual survey information from Watson Wyatt Worldwide. The midpoint for the President and CEO for 1997 is $330,630.

      Mr. Chadwick's base salary was increased from $260,000 to $275,000 in 1996. The other senior executives who were below the midpoint for their grade level and whose performance met or exceeded expectations, were also given base salary increases in 1996. All salary increases for senior executives were approved by the Compensation Committee.

      Short-Term Cash Incentives. Executive personnel of the Company and its subsidiaries may earn cash incentives for meeting annual goals established by the Board under the Management Incentive Compensation Plan. Incentives for the parent company executives are based 100% on corporate performance. Incentives for the subsidiary presidents are based 50% on corporate performance and 50% on the respective subsidiary's performance. Incentives for designated members of senior management of each subsidiary are based 25% on corporate performance and 75% on the respective subsidiary's performance. The requirements of the Company to meet its overall goal must be met before any incentives are paid for the subsidiary's performance. The Board retains the discretion under the Plan to adjust the performance targets and/or payment amounts at any time in cases of significant non-recurring events.

      For 1996, there were five levels of incentives for participants. Possible incentives for the President and CEO ranged between 0% and 150% of salary paid for the calendar year and for the other four most highly compensated executives, between 0% and 120%. Performance targets for the Company included targets based on net income, return on average equity
(ROAE) and return on average assets (ROAA); performance targets for each subsidiary are based on its contributions to the Company's net income and on that subsidiary's ROAA, as well as the subsidiary's Efficiency Ratio and ratio of Salary plus Benefits to Earning Assets.

      A performance-based peer comparison component was added in 1994 to emphasize the Board's desire to rank in the higher percentiles of the peer group's performance. ROAE, ROAA, Net Interest Margin, the ratio of Net Operating Expenses to Average Assets, and Non-performing Assets to Total Assets were chosen as peer group measures due to the high correlation between those measures and the market value of publicly traded commercial banking company stocks.

      Based on 1996 performance, the President and CEO earned an incentive award of 15.87% of base salary. The other four most highly compensated executive officers of the Company earned incentive awards for 1996 ranging from 11.11% to 23.06% of base salary.

      Long-Term Stock Awards. Improvements in the Company's long-term performance, as evidenced by meeting Board-adopted goals for ROAE and ROAA and increased market value of its stock, are rewarded under the Comprehensive Long-Term Executive Incentive Plan (the "Plan"). The Plan provides for discretionary awards to executives designated by the Compensation Committee. Awards may include stock options, stock appreciation rights, restricted stock, performance shares, restricted stock units and performance share units. Because awards of options and stock appreciation rights are keyed to the market value of the Company's stock at the time of grant, the future value of those awards is entirely dependent on increases in the market value of the Company's stock.

      During 1996, the Board of Directors issued non-qualified stock options for 131,500 shares and awarded 11,400 performance shares (restricted stock with performance-based restrictions). The award amounts were set to approximate the compensation mix described above. The CEO received options for 10,000 shares and received 3,000 performance shares. These awards were the highest of any Company executive. The other four most highly compensated executive officers of the Company received, in the aggregate, options for 12,500 shares and 3,450 performance shares, with vesting of performance shares over five years tied to attainment of annual ROAE and ROAA targets.

      The Board envisions that future option and performance share and unit awards will be consistent with the emphasis on performance-driven compensation and will be consistent with the mix of components of compensation described earlier in this report. Typically, the Compensation Committee meets to consider awards of stock-based compensation in time for action on its recommendations at the July Board meeting. The Committee and the Board consider stock-based awards annually based on the targeted compensation mix described above and not based upon prior or anticipated future awards. As described below under the caption "ARTICLE 2 - PROPOSAL TO ADOPT THE 1997 EQUITY COMPENSATION PLAN," the Board of Directors, on recommendation of the Committee, is proposing the adoption of a new long term executive incentive plan to replace the existing plan.

      The Company's increased emphasis on stock-based compensation is further reflected in the proposed amendments to the 1994 Deferred Compensation Plan for Directors and Selected Executives, described below under the caption "ARTICLE 3 - PROPOSAL TO AMEND AND RESTATE THE 1994 DEFERRED COMPENSATION PLAN FOR DIRECTORS AND SELECTED EXECUTIVES," which have been adopted by the Board upon the Committee's recommendation, subject to shareholder approval.

Executive Stock Ownership Guidelines

      In order to further align executive and shareholder interests the Board in 1994 adopted stock ownership guidelines for the Company's executives. (Similar guidelines were also adopted for the Directors). The guidelines recommend that executives own Company stock equal in market value to specified multiples of their base salary. The recommended multiple for the CEO is three times base salary and for the next four most highly compensated executive officers, the recommended multiple is two times base salary. If an executive has not attained these levels of stock ownership within five years, the executive may subsequently receive stock in lieu of cash awards to which the executive may otherwise be entitled. Stock options are excluded from the stock ownership calculations under the guidelines.

Banknorth Group, Inc. Compensation Committee
Richard M. Narkewicz, M.D., Chair
Thomas J. Amidon, Esq.                 Nordahl L. Brue, Esq.
Luther F. Hackett                      Margaret E. Richey
Richard J. Fleming                     Jacqueline D. Arthur

      Pursuant to Item 402(a)(9) of Regulation S-K promulgated by the Securities and Exchange Commission (SEC), neither the foregoing Report nor the material set forth below under the caption "STOCK PERFORMANCE COMPARISON" shall be deemed to be filed with the SEC for purposes of the Securities Exchange Act of 1934, nor shall such Report or such material be deemed to be incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934 or the Securities Act of 1933, as amended.

                        STOCK PERFORMANCE COMPARISON

      Set forth below is a line-graph presentation comparing the change in cumulative, five-year shareholder returns on the Company's stock with cumulative, five-year returns of two peer indices--the Nasdaq U.S. Companies Stock Index and the Nasdaq Bank Stock Index. Both indices are unmanaged and published by Nasdaq.

                    Comparative Five-Year Total Returns*
          BKNG Comparison to NASDAQ U.S. Companies and NASDAQ Banks

                            NASDAQ      NASDAQ      NASDAQ
                              US         BANK        BKNG
                            -------------------------------

December       1991         100.000     100.000     100.000
January        1992         105.847     104.999     123.529
February       1992         108.246     110.512     167.647
March          1992         103.137     112.116     164.706
April          1992          98.714     117.271     147.059
May            1992          99.996     122.563     104.706
June           1992          96.086     122.234     155.882
July           1992          99.490     125.321     152.941
August         1992          96.449     123.036     147.059
September      1992         100.034     126.037     164.706
October        1992         103.974     128.686     164.706
November       1992         112.247     137.070     160.294
December       1992         116.378     145.546     158.824
January        1993         119.691     151.200     214.706
February       1993         115.226     154.775     215.882
March          1993         118.561     161.042     224.754
April          1993         118.843     154.475     208.489
May            1993         120.281     151.351     199.321
June           1993         120.837     155.636     206.759
July           1993         120.980     161.192     229.071
August         1993         127.233     165.485     233.236
September      1993         131.022     170.127     236.226
October        1993         133.967     167.641     245.197
November       1993         129.972     160.925     222.471
December       1993         133.595     165.983     234.497
January        1994         137.650     168.710     249.528
February       1994         136.363     166.589     239.307
March          1994         127.976     163.976     219.617
April          1994         126.315     169.277     233.248
May            1994         126.624     176.995     244.154
June           1994         121.993     177.004     251.020
July           1994         124.495     179.460     289.932
August         1994         132.432     184.046     310.075
September      1994         132.093     178.965     297.795
October        1994         134.689     173.588     279.375
November       1994         130.221     166.341     287.357
December       1994         130.586     165.379     271.907
January        1995         131.318     170.939     315.165
February       1995         138.263     179.298     314.918
March          1995         142.361     181.067     293.092
April          1995         146.843     186.085     305.564
May            1995         150.630     191.756     320.905
June           1995         162.836     199.908     338.208
July           1995         174.805     209.327     372.816
August         1995         178.348     220.563     399.306
September      1995         182.449     225.657     421.490
October        1995         181.404     229.340     402.475
November       1995         185.663     241.104     437.082
December       1995         184.675     246.309     491.318
January        1996         185.588     246.961     430.701
February       1996         192.660     250.348     437.082
March          1996         193.301     256.092     453.151
April          1996         209.340     254.775     449.937
May            1996         218.952     259.057     430.654
June           1996         209.081     260.359     443.606
July           1996         190.460     257.166     424.178
August         1996         201.129     275.241     459.796
September      1996         216.524     288.504     487.514
October        1996         214.136     301.087     450.013
November       1996         227.396     323.622     505.449
December       1996         227.158     325.611     544.835


Assumes $100 invested at the close of trading day preceding the first day of the fifth preceding fiscal year in BKNG common stock, NASDAQ, and NASDAQ Banks.

<F*>   Cumulative total return assumes reinvestment of dividends.

                                  ARTICLE 2
             PROPOSAL TO ADOPT THE 1997 EQUITY COMPENSATION PLAN

      The Board of Directors has adopted, subject to shareholder approval, the 1997 Equity Compensation Plan (the "Equity Compensation Plan" or the "1997 Plan") for directors, officers and other key employees of the Company and its subsidiaries. That plan, as well as the proposed amendment and restatement of the 1994 Deferred Compensation Plan for Directors and Selected Executives described under Article 3 of this proxy statement, will assist the Board in its continuing effort to link director and management compensation more closely to Company performance and increases in shareholder value. The Board also believes that the plans will assist the Company in attracting, retaining and motivating individuals of high caliber to serve as directors, officers or key employees of the Company and its subsidiaries.

      The 1997 Equity Compensation Plan is similar in many respects to the Company's Comprehensive Long-Term Executive Incentive Plan for Officers and Other Key Employees, which has been in effect since its approval by the shareholders in 1990 (the "1990 Plan"). Both plans contain four award components: stock options, stock appreciation rights, restricted stock and restricted stock units (including restricted stock and units having performance conditions, sometimes referred to below as "performance stock" or "performance stock units"). Although the two plans are very similar, there are certain differences between them (described below), including the class of individuals eligible to participate. The 1997 Plan, if approved, will replace the 1990 Plan and no additional awards will be made under the 1990 Plan.

      The material features of the Equity Compensation Plan are described below, as are any material differences from the 1990 Plan and such description is qualified in its entirety by reference to the full text of the 1997 Plan, set forth as Exhibit A to this proxy statement.

Administration and Eligibility

      The Equity Compensation Plan provides for administration by the Board of Directors, or by a committee designated by the Board. It is expected that the Board will designate its Compensation Committee to administer the Plan. The present members of the Committee are listed on page 13 above. The Plan requires that any awards be approved by the Board of Directors, even if administration of the Plan has been delegated to a committee.

      Eligibility for awards will be limited to directors and director nominees of the Company and its subsidiaries and to those officers and other key employees of the Company and its subsidiaries who are designated annually by the Board and are in positions in which they may contribute significantly to the profitability of the Company. This class of eligible participants is broader than under the 1990 Plan in that the 1997 Plan, unlike the 1990 Plan, permits awards to be made to directors and also permits contingent awards to be made to director nominees. The vesting of a contingent award to a director nominee is subject to the nominee's subsequent election or appointment to the Board of the Company or subsidiary, as the case may be, and would terminate automatically if the individual failed, for whatever reason, to be elected or appointed to the board. The Board of Directors believes that including directors and director nominees in the class of eligible individuals will assist in recruiting new Board members of high caliber and will provide added flexibility in designing appropriate Board compensation packages.

      Assuming that the Equity Compensation Plan is adopted, it is expected that approximately 79 directors of the Company and its subsidiaries will become eligible to receive awards under the Plan. The number of officers and key employees eligible to receive awards under the new plan will be the same as under the 1990 Plan (approximately 80 individuals at this time). However, because the designation of participants each year is subject to the discretion of the Board, no prediction can be made at this time as to the exact number of directors, director nominees, officers or employees who may be designated to participate in the future.

      Awards under the 1990 Plan to the five most highly compensated executive officers of the Company are disclosed in the summary compensation table and in the Option/SAR grants table on pages 23 and 25, respectively, of this proxy statement.

Stock Options and Stock Appreciation Rights

      Stock Options. Participants may be granted options to purchase shares of the Company's common stock at a fixed price and during a specified period of time. In the discretion of the Board, the options granted under the Plan may consist of options designed to qualify for tax purposes as "incentive stock options" or may consist of "non-qualified" options. Special requirements applicable to incentive stock options are noted below.

      Exercise Price and Holding Period. The exercise price of stock options must be at least equal to 100% of the fair market value of the optioned stock on the day the option is granted. (On March 21, 1997, the closing price of the Company's common stock was $40.00 per share.) The optionee may pay for the optioned shares with either cash or other shares of the Company's common stock (valued at their fair market value), including shares withheld upon exercise of the option. The Plan requires that non-qualified stock options be held for at least six months and incentive stock options for at least one year, prior to exercise. Subject to the foregoing, options are exercisable in whole or in part at such time or times as the Board may determine, but in any event not later than ten (10) years after the date of the grant.

      Cashless Exercise Features. The Equity Compensation Plan includes provisions authorizing the exercise of a stock option through a so-called "cashless exercise" procedure. Under that procedure an optionholder may arrange with his broker to sell all or some of the shares issuable upon exercise and to remit a portion of the proceeds to the Company in payment of the exercise price of the option. The 1997 Plan also permits the optionholder to pay for all or part of the exercise price of an option through the withholding of shares (valued at their current fair market value) issuable upon exercise of the option. While these exercise procedures were sometimes utilized under the 1990 Plan in the Board's discretion, they are now expressly recognized in the 1997 Plan and the optionholder is granted the right to elect to utilize them.

      Tax Withholding Rights. The Equity Compensation Plan permits the optionholder to have shares withheld by the Company upon exercise of an option (based on their current fair market value), in payment of tax withholding obligations resulting from the exercise. Under the 1990 Plan, use of tax withholding procedures is within the discretion of the Board of Directors.

      Transferability of Options. Except in certain limited cases noted below, options granted under the 1997 Plan are generally not transferable. Under both the 1990 Plan and the 1997 Plan, if an optionee's service as a director or employment by the Company or its subsidiaries is terminated other than by reason of death, disability or retirement, any option otherwise still in effect will expire at the close of business on the date of such termination. If an optionee dies or becomes permanently disabled, any option otherwise still in effect is exercisable for a period of up to twelve (12) months thereafter and will expire at the end of such period. In the case of retired optionees, the exercise period for options otherwise still in effect expires no later than three (3) months following retirement.

      As permitted under rule changes adopted by the Securities and Exchange Commission during 1996, the 1997 Plan provides that the Board, in its discretion, may provide that any non-qualified stock options (but not incentive options) may be transferred by the optionee during his lifetime, provided that such transfer is made by bona fide gift and the transferee is a member of the optionee's family, a trust established for the benefit of the optionee or members of the optionee's family, or a charitable trust or other tax exempt entity under Section 501(c)(3) of the Internal Revenue Code. Any such transferable option will be exercisable only during the period and to the extent such option would otherwise have been exercisable if retained by the grantee, will not include any award of tandem stock appreciation rights, and will contain appropriate restrictions on the further transfer of the option by the transferee. Transferable options will also contain such other conditions and restrictions as the Board may deem advisable. Consistent with applicable SEC rules in effect at the time of its adoption, the 1990 Plan does not permit issuance of transferable options.

      Special Requirements for Incentive Stock Options. An incentive stock option must contain certain additional conditions. In particular, incentive stock options may not be issued to non-employee directors or non-employee director nominees and the aggregate fair market value (as of the date the option is granted) of stock for which the employee may exercise incentive stock options in any calendar year may not exceed one hundred thousand dollars ($100,000). If the optionee is a ten percent (10%) or more shareholder of the Company, the option price must be equal to at least one hundred ten percent (110%) of the fair market value of the stock on the date the option is granted and the option period may not exceed five (5) years.

      Stock Appreciation Rights. In addition to granting stock options, the Board may in its discretion grant stock appreciation rights, either as "freestanding stock appreciation rights" or as "associated stock appreciation rights." A freestanding stock appreciation right is a right granted to the holder to receive an amount equal to the increase in the market value of a stated number of shares between the date the stock appreciation right is granted and the date it is exercised. An associated stock appreciation right is a right granted in conjunction with a stock option, at the time the option is granted or at any time thereafter, to receive an amount equal to the increase in value of the optioned shares to which it relates between the date the stock appreciation right is granted and the date the right is exercised.

      Payment by the Company upon exercise of a stock appreciation right may be made in cash or common stock or a combination of the two, as the Board may determine. Upon the exercise of an associated stock appreciation right in whole or in part, the underlying stock option or portion thereof, as the case may be, must be surrendered unexercised. Similarly, upon exercise of a stock option to which an associated stock appreciation right relates, the associated stock appreciation right must be surrendered unexercised. Associated stock appreciation rights are only exercisable to the extent that the underlying option is otherwise exercisable. Freestanding stock appreciation rights are exercisable in accordance with the terms of the grant.

Restricted Stock and Restricted Stock Units

      Participants in the Equity Compensation Plan may be awarded restricted stock, common stock of the Company awarded on a contingent basis. In general, restricted stock becomes unrestricted common stock upon the expiration of a five year restriction period beginning on the date the restricted stock is granted, and upon the satisfaction of any other restrictions that the Board may establish in its sole discretion at the time of the grant. Restricted stock which includes attainment of performance goals as a condition to full or partial vesting is referred to in the Plan as "performance shares" and the related restricted stock units as "performance share units."

      In the Board's discretion, participants may also be granted units ("restricted stock units") equal to 50% of the number of shares of restricted stock granted to them. As with restricted stock, the restricted stock units are generally subject to a five year restriction period or to such other restrictions as the Board may, in its discretion, impose at the time of the award. Upon the expiration of the restriction period or any other restrictions established by the Board, the participant will be entitled to a cash award equal to the fair market value of one share of common stock for each restricted stock unit, valued as of the date the restrictions expire.

      During the restriction period, participants will be entitled to receive dividends paid on the restricted stock and will be entitled to vote the restricted stock on all matters submitted to shareholders, but they will not be entitled to sell or otherwise transfer such stock. No dividends will be payable on restricted stock units, nor will they have voting rights. Restricted stock units will not be transferable.

      If a participant terminates his service as a director or his employment with the Company and its subsidiaries before the expiration of the restriction period and satisfaction of any other applicable restrictions, for any reason other than death, disability or retirement, all such participant's restricted stock and restricted stock units will be forfeited. If a participant retires, dies, or becomes disabled prior to the expiration of the restriction period and satisfaction of any other applicable restrictions, his restricted stock and restricted stock units will be forfeited unless the Board, in its sole discretion, waives the restriction period and other restrictions and distributes the award to the participant.

Federal Income Tax Consequences.

      Stock Options. Under current federal income tax laws, stock options that qualify as incentive stock options are accorded special treatment. Specifically, the optionee is not currently taxed upon the grant of the option, nor upon its exercise if the holding period requirements contained in the Internal Revenue Code are met, including the requirement that the optionee remain an employee of the Company or a subsidiary during the period beginning with the date of grant of the option and ending on the day three months (one year if the employee becomes disabled) before the date the option is exercised. Upon subsequent disposition of shares acquired upon the exercise of an incentive stock option, the federal income tax consequences will depend upon when the disposition occurs and on the type of disposition. If the shares are disposed of by the participant after the end of the one-year period beginning on the day after the day the shares are issued to the participant, and also after the end of the two-year period beginning on the day after the day the option was granted, any gain or loss realized upon such disposition will be long-term capital gain or loss, and the Company will not be entitled to any business expense deduction in respect of the option or its exercise.

      Generally, if the shares acquired upon exercise of an incentive stock option are disposed of by the participant in a taxable disposition within the one-year period beginning the day after the day the shares are issued to the participant, or within the two-year period beginning on the day after the day the option was granted, the excess, if any, of the amount realized (up to the fair market value of the shares on the exercise date) over the option price will be compensation taxable to the participant as ordinary income. The Company will be entitled to a business expense deduction equal to the amount of ordinary income realized by the participant.

      In general, an optionee will not be taxed upon the granting of a non-qualified stock option, but will realize taxable compensation upon the exercise of the option measured by the difference between the fair market value of the shares on the date of exercise and the exercise price. The Company will be entitled to a corresponding business expense deduction. Upon subsequent disposition of the shares, the participant will realize long or short-term capital gain or loss, depending on the holding period of the shares.

      If a participant elects to tender shares of the Company's common stock in partial or full payment of the option price for shares to be acquired through the exercise of an option, generally the participant will not recognize any gain or loss on such tendered shares. However, if the shares tendered were previously acquired upon the exercise of an incentive stock option within one year, the tender of such shares will be a taxable disposition with the tax consequences described above for the disposition within one year of shares acquired upon the exercise of an incentive stock option. If shares are tendered upon the exercise of an option which would result in the receipt of compensation, as described above, the Company will be entitled to a business expense deduction in an amount equal only to the fair market value of the number of shares received upon exercise which is in excess of the number of tendered shares, less any cash paid upon exercise.

      Stock Appreciation Rights. In general, upon the exercise of either a freestanding or an associated stock appreciation right, the cash, and the fair market value of any shares received in payment of the right, will be taxable to the optionee as ordinary income. The Company will be entitled to a corresponding business expense deduction.

      Restricted Stock and Restricted Stock Units. Restricted stock and restricted stock units are not taxable to the participant upon receipt but will be taxed as ordinary income if and when paid (i.e., upon expiration of the five (5) year period or other restrictions, if any). The amount realized will be the fair market value of the stock received on the date the restrictions are lifted, in the case of restricted stock, and the amount of the cash received, in the case of restricted stock units. The Company is entitled to a business expense deduction in the amount of the dividends paid on the restricted stock prior to the expiration or satisfaction of all applicable restrictions. A participant may, however, elect under Section 83(b) of the Internal Revenue Code to recognize ordinary compensation income in the year the Restricted Stock Grant is awarded in an amount equal to the fair market value of the Common Stock at that time, determined without regard to the restrictions. In this event, the Company will be entitled to a deduction in the same year, provided it complies with the applicable withholding requirements for federal tax purposes. Any gain or loss recognized by the grantee upon subsequent disposition of the Common Stock will be capital gain or loss. If, after making the election, any Common Stock subject to a Restricted Stock Grant is forfeited, or if the market value declines during the restriction period, the grantee is not entitled to any tax deduction or tax refund.

Individual Limit on Annual Awards

      The Equity Compensation Plan provides that awards of stock options, freestanding stock appreciation rights and restricted stock to any individual participant in any year may not be made with respect to more than 50,000 shares, in the aggregate. This limitation, which is not contained in the 1990 Plan, is designed to help ensure that awards under the Plan will qualify as "performance based compensation" for purposes of Section 162(m) of the Internal Revenue Code, which limits the deductibility of executive compensation in certain circumstances.

Term of the Plan; Shares Subject to the Plan

      Unless the Plan is sooner terminated, awards may be made under the Equity Compensation Plan during a ten (10) year period following shareholder approval of the Plan. The time for exercise of options and stock appreciation rights and the restriction period of restricted stock and restricted stock units awarded under the Plan may extend beyond such ten
(10) year period.

      The total number of shares of the Company's common stock that may be awarded pursuant to the Plan may not exceed five hundred and twenty-five thousand (525,000) shares, which number includes approximately 75,000 shares previously authorized but not yet awarded under the 1990 Plan. Shares awarded under the Plan may be either newly-issued shares or previously issued shares that have been reacquired by the Company.

      The number of shares that may be awarded under the Plan (including the number of shares specified in the individual limit on annual awards) is subject to adjustment in certain circumstances, such as in the case of stock dividends, stock splits, recapitalizations, consolidations and mergers (in which the Company is the surviving entity). In the event of a consolidation or merger in which the Company is not the surviving entity or in the event another corporation acquires twenty-five percent (25%) or more of the Company's outstanding voting stock, all options and stock appreciation rights will automatically become exercisable, and all restricted stock awards will vest and all restricted stock unit awards will be paid. Under the 1990 Plan, acceleration of exercisability and vesting of awards in such circumstances required a vote of the Board of Directors.

      No awards have yet been made under the Equity Compensation Plan and no awards will be made under that Plan unless the Plan is approved by the shareholders. If approved the Equity Compensation Plan will supersede the 1990 Plan.

Plan Amendment

      The Equity Compensation Plan may be amended by the Board of Directors from time to time, except that the approval of the shareholders of the Company would be required to approve an increase in the maximum number of shares available under the Plan, except for automatic increases due to stock dividends, stock splits, recapitalizations, mergers or certain other extraordinary corporate transactions.

Vote Required

      In accordance with applicable laws, approval of the Equity
Compensation Plan will require the affirmative vote of at least a majority of the shares of the Company's common stock present or represented at the meeting and entitled to vote.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ARTICLE 2.

                                  ARTICLE 3
      PROPOSAL TO AMEND AND RESTATE THE 1994 DEFERRED COMPENSATION PLAN
                    FOR DIRECTORS AND SELECTED EXECUTIVES

      In 1994 the Board of Directors adopted a Deferred Compensation Plan for Directors and Selected Executives of the Company and its subsidiaries (the "Deferred Compensation Plan" or the "Plan"), pursuant to which participants may elect to defer receipt of some or all of their director fees, salary or other compensation. The Plan was later amended in certain respects in 1996. As described in more detail below, the Board now proposes to further amend and restate the Plan, subject to shareholder approval, in order to change the nature of the Plan from a cash-only phantom stock plan to one which gives participants the opportunity to utilize deferrals to increase their ownership stake in the Company through the purchase of Common Stock of the Company.

      The proposed amendments to the Plan have been adopted by the Board as part of the Board's overall effort to increase stock ownership levels among the directors and officers and to thereby tie more closely the long-term economic interests of directors and management to those of the Company's shareholders. The Board also believes that the amendments to the Plan are desirable from an accounting standpoint because they will reduce income statement volatility resulting from the phantom stock account feature of the existing Plan.

      The material terms of the Plan as proposed to be amended and restated are described below and such description is qualified in its entirety by reference to the full text of the amended and restated Plan, which is set forth as Exhibit B to this proxy statement.

Administration and Eligibility

      The Plan is administered by the Board of Directors, which also has the authority to interpret its provisions.

      Non-employee directors of the Company and its subsidiaries, and those executive officers of the Company and its subsidiaries designated from time to time by resolution of the Company's Board of Directors, are eligible to participate in the Plan. At present, thirty-three of the seventy-nine individuals serving as non-employee directors, and one of the nineteen designated eligible executive officers are currently deferring compensation pursuant to the Plan.

Deferrals and Crediting of Accounts

      Under both the current and the proposed amended and restated Plan, participants may elect annually to defer receipt of all or a portion of their fees, salary or other compensation and may allocate those deferrals between two accounts, in their discretion. Elections are irrevocable for the year to which they relate. Deferrals do not reduce benefits payable under any other benefit plan of the Company and benefits under such plans are calculated without regard to the election to defer current receipt of such compensation.

      Under the current Plan deferrals may be credited to one or two bookkeeping accounts as selected by the participant, (i) a cash account, bearing interest at a rate (adjusted annually) equal to one half percent (1/2%) above the then-current coupon rate of a one-year U.S. Treasury bill, and/or (ii) a so-called "phantom stock" account, whose performance matches that of the Company's common stock. Deferrals under both accounts are credited as of a calendar quarter-end. The number of phantom stock units initially credited to an account upon deferral is based on the amount deferred, divided by the per share price of the Company's common stock as of the quarter-end. Once credited, phantom stock accounts are credited with additional phantom stock units based on dividends and other distributions made with respect to the Company's stock as though such phantom stock were actually outstanding. However, no shares of common stock are actually issued or reserved for issuance in connection with accruals under phantom stock accounts, and payment of benefits from such accounts is made solely in cash and is based on the market value of the Company's common stock at the time of distribution.

      Under both the current and the proposed amended and restated Plan, balances may not be transferred between the cash account and the phantom stock account, but participants are permitted to change their elections, as to future deferrals, at least annually. Participants are fully vested in their account balances under the Plan. Participants may elect to receive payments in a lump sum or in annual installments for a fixed period of up to fifteen (15) years. Payments are deferred until after termination of the participant's duties as a director or officer, the participant's death or disability, or on such other date as the participant may elect, subject to certain limitations. If a participant dies before all sums due have been paid in full, the balance will be paid to the participant's designated beneficiary or beneficiaries in a lump sum or in installments, as previously selected by the participant. The Board of Directors, in its discretion, may accelerate payments due under the Plan, after the first payment has become due, in certain circumstances, including the participant's disability or financial hardship.

      Under both the current and proposed amended and restated Plan, Plan accounts are not held in trust or in escrow for participants. The Plan represents an unfunded obligation of the Company; no assets are segregated from the Company's general assets for purposes of paying accrued benefits.

Conversion to Restricted Stock Unit Account

      The proposed amended and restated 1994 Deferred Compensation Plan would replace, prospectively, the phantom stock account with a restricted stock account. Credits of restricted stock units to that account, including fractional units, would be made based on the amount of compensation deferred, divided by the fair market value of one share of the Company's common stock as of the applicable quarter-end. Restricted stock units would earn dividends and other distributions on the Company's common stock generally, which would be deemed reinvested in additional allocations of restricted stock units. No adjustment to the number of units or to the accrued benefit would be made based on fluctuations in the value of the Company's common stock after initial crediting, other than adjustments to reflect stock splits, stock dividends, reclassifications, and other pro rata changes effected in the Company's common stock generally. Payment of benefits out of the restricted stock account would be made only in the form of common stock and not cash and may be made in a single distribution or in installments, as the participant may elect.

      If approved by the shareholders, the Plan amendments will take effect on July 1, 1997 and current participants will be afforded the opportunity to elect to transfer their phantom stock account balances (if any) to a restricted stock account as of such date. The conversion will be effected by crediting the restricted stock account with the same number of units that exist in the phantom stock account on the conversion date. In connection with the account conversion, Participants will be allowed a special mid-year election to revise their deferral elections prospectively for the balance of the 1997 calendar year. The Board has the discretion to grant Participants additional opportunities to elect to convert phantom stock account balances to restricted stock accounts. After the effective date of the Plan amendments, no new deferrals will be permitted into any phantom stock accounts but phantom stock accounts that have not been converted to restricted stock accounts will continue to be administered under the terms of the 1994 Deferred Compensation Plan as in effect prior to amendment and restatement.

      The number of restricted stock units to be credited to participants with compensation deferrals pursuant to the Plan will depend upon a number of factors that cannot be accurately determined at this time, including the number of participants, the amount of the deferrals into the restricted stock account, the number of phantom stock units to be converted into restricted stock units and the market value of the Company's stock at the time the restricted stock accounts are credited with compensation deferrals. It is the intention of the Board at this time to utilize treasury shares to satisfy the distribution requirements of the plan, although the Board would have the discretion to utilize newly-issued shares should it be deemed advisable.

Accounting Treatment

      Under applicable accounting rules, phantom stock units must be revalued at the end of each calendar quarter and a charge made against the Company's earnings representing the appreciation during such period in the value of the units, as measured by the market value of the Company's common stock. In the event of a subsequent decline in the market price of the Company's common stock, a reversal of prior charges is made in the amount of such decline (but not in excess of the aggregate prior charges). Under the Plan as amended and restated, the charge to the Company's earnings in the amount of the deferral into a restricted stock account would be made at the time of the deferral, and subsequent changes in the market value of the Company's stock would not require periodic charges to the Company's earnings, thereby reducing income statement volatility.

Federal Income Tax Consequences

      Amounts deferred under the Plan are not taxed to the participant upon deferral or crediting to the participant's Plan account(s) but distributions will be taxed to the employee as ordinary income upon distribution. For distributions of stock from a restricted stock account, the amount realized will be the fair market value of the stock distributed. The Company will be entitled to a business expense deduction in the amount of the income realized by the participant.

Further Plan Amendments

      The amended and restated Plan may be further amended by the Board of Directors from time to time, except that no amendment may be adopted which divests a participant of the credits to his accounts, without the consent of such participant. The proposed amendment and restatement of the Plan facilitates future plan amendments by the Board of Directors without participant consent.

Vote Required

      In accordance with applicable laws, approval of the amended and restated 1994 Deferred Compensation Plan will require the affirmative vote of at least a majority of the shares of the Company's common stock present or represented at the meeting and entitled to vote.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ARTICLE 3.

                             EXECUTIVE OFFICERS

      Set forth below is certain information regarding the executive officers of the Company.

                                          Position with the Company
      Name and Age                    and Occupation for Past Five Years
------------------------------------------------------------------------------------

William H. Chadwick, 60       President, Chief Executive Officer and Director,
                              Banknorth; Chair, Banknorth Policy Committee.
Thomas J. Pruitt, 54          Executive Vice President and Chief Financial Officer,
                              Banknorth and Member, Banknorth Policy Committee.
Robert M. Gillis, 59          Executive Vice President, Banknorth and Member,
                              Banknorth Policy Committee; President, Chief Executive
                              Officer and Director, First Vermont Bank.
Richard J. Fitzpatrick, 47    Executive Vice President, Banknorth and Member,
                              Banknorth Policy Committee (since 1992); President,
                              Chief Executive Officer and Director, Howard Bank
                              (since 1994);  Previously: Executive Vice
                              President and Managing Director - Loans, Banknorth
                              (1992-1994).
Owen H. Becker, 59            Executive Vice President-Administration, Banknorth and
                              Member, Banknorth Policy Committee (since 1995).
                              Previously: Consultant, Vermont State Colleges (May,
                              1994 to December, 1994); Director of Human Resources
                              and Community Relations, Stowe Mountain Resort, Stowe,
                              Vermont (November, 1993 to May, 1994); and Site
                              Services Manager, IBM, Inc., Burlington, Vermont
                              (prior to November 1993).

                           EXECUTIVE COMPENSATION

      The following table sets forth the cash compensation, and certain other compensation, paid to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company for services rendered to the Company and its subsidiaries in all capacities during each of the years 1994, 1995 and 1996.

                         Summary Compensation Table

                                                                                Long-Term
                                       Annual Compensation                     Compensation
                                    -------------------------     ------------------------------------------
                                                                                Securities
                                                                  Restricted    Underlying         All
                                                                  Stock          Options/         Other
Name and Principal Position         Year   Salary(1)    Bonus     Awards(2)     SARs(#)(3)   Compensation(4)
------------------------------------------------------------------------------------------------------------

William Chadwick, President         1996   $272,096    $ 43,195   $142,875        10,000         $6,000
 and Chief Executive Officer        1995    256,154     172,812    126,000        10,000          3,354
 of the Company                     1994    237,650     114,782    138,000         9,000          5,814

Thomas J. Pruitt, Executive         1996   $182,115    $ 20,238   $ 57,150         5,000         $6,000
 Vice President and Chief           1995    168,077      80,752     63,000         5,500          5,855
 Financial Officer of               1994    159,422      53,901     69,000         3,500          5,314
 the Company

Robert M. Gillis, Executive Vice    1996   $155,000    $ 35,737   $ 35,719         2,500         $6,000
 President of the Company;          1995    155,000      83,958     42,000         2,500          5,352
 President and Chief Executive      1994    155,000      60,641     51,750         3,000          5,485
 Officer, First Vermont Bank
 and Trust Company

Richard J. Fitzpatrick,             1996   $154,038    $ 24,261   $ 35,719         2,500         $6,000
 Executive Vice President of the    1995    144,000      74,248     42,000         2,500          5,898
 Company; President and Chief       1994    126,778      43,288     51,750         3,000          5,839
 Executive Officer, The
 Howard Bank, N.A.

Owen H. Becker, Executive           1996   $128,077    $ 14,233   $ 35,719         2,500         $5,634
 Vice President--Administration     1995    108,884      52,146     42,000             0          2,383
 of the Company(5)

--------------------
<F1>  Includes voluntary pre-tax and after-tax salary deferrals under the
      Company's Employee Savings (401(k)) Plan.
<F2>  During 1996, performance shares were awarded to the named executives under the Company's Long Term Executive Incentive Plan (the "Long Term
      Plan"), as follows: Mr. Chadwick, 3,000  shares; Mr. Pruitt, 1,200 shares; Mr. Gillis, 750 shares; Mr. Fitzpatrick, 750 shares and Mr.
      Becker, 750 shares. Performance share units entitling the holder to receive a cash payment upon vesting equal to 50% of the value of the underlying shares were also awarded with the performance shares.
      Vesting of both the performance shares and performance share units awarded in 1996 requires continuous service through the restriction period ending five years after the date of grant and is subject to the additional condition that vesting will occur in 25% increments only in any of the calendar years 1996 through 2000 in which the Company achieves a return on average equity of at least 13% and a return on average assets of at least 1.1%. All awards will vest immediately upon a change in control of the Company. Holders of performance stock are entitled to receive dividends on the performance stock during the restriction period if and to the extent dividends are paid on the
      Company's common stock generally. No dividends are paid on performance stock units. The amounts disclosed in the table include the value of both the performance stock and performance stock units on the respective dates of grant ($31.75  per share for restricted stock awarded in 1996), without regard to restrictions. As of December 31,
      1996, the total number of unvested shares of performance stock held by the individuals named in the table, together with the market value of those shares and related performance stock units on such date ($41.50 per share), without regard to restrictions, was as follows:  Mr.
      Chadwick, 18,000 shares, $1,120,500; Mr. Pruitt, 8,700 shares,
      $541,575; Mr. Gillis, 6,750 shares, $420,188; Mr. Fitzpatrick, 4,750 shares, $295,688 and Mr. Becker, 1,750 shares, $108,938.
<F3>  The numbers shown in the table represent the number of shares underlying stock options granted to the named executives under the
      Long Term Plan during each of the years shown. Contingent stock appreciation rights (SARs), exercisable only in the event of a change in control of the Company, were also awarded in tandem with such options. All options shown in the table are subject to a two-year holding period from the date of grant before they become exercisable, and expire ten years from the date of grant. Options and tandem SARs become immediately exercisable upon a change in control of the Company regardless of whether the two year holding period has been met. All
      1996 options and tandem SARs were issued at an exercise price of
      $31.75 per share, which represents the fair market value of the
      Company's stock on the date of grant (July 23, 1996).
<F4>  Represents employer matching contributions under the Company's Employee
      Savings (401(k)) Plan.
<F5>  Mr. Becker joined the Company in January, 1995.

                            --------------------

                       COMPENSATION AND BENEFIT PLANS

Banknorth Group Comprehensive Long Term Executive Incentive Plan

      Executives may receive awards of stock options, stock appreciation rights and restricted stock and restricted stock units (including performance shares and performance share units) under the Company's Comprehensive Long Term Executive Incentive Plan (the "Long Term Plan"). Eligibility is limited to those officers and other key executive personnel of the Company and its subsidiaries who are in positions in which they may contribute significantly to the profitability of the Company. Eligible employees are designated annually by the Board of Directors, upon recommendation of the Compensation Committee, which administers the Plan. The Plan was approved by the shareholders in 1990 and provides that up to 500,000 shares may be issued, subject to certain adjustments such as for recapitalizations, stock splits and stock dividends. The Plan terminates in the year 2000 and any new Plan will require shareholder approval. As described above under Article 3, a new plan, entitled The 1997 Equity Compensation Plan, which would replace the Long Term Plan, has been adopted by the Board of Directors, subject to approval by the shareholders at the Annual Meeting.

      The following table sets forth certain information regarding the grant of stock options and tandem contingent stock appreciation rights under the Company's Long Term Plan made during 1996 to the five executive officers named in the summary compensation table.

                    Option/SAR Grants in Last Fiscal Year

                                                        Individual Grants
                          -----------------------------------------------------------------------
                           Number of       % of Total
                           Securities     Options/SARs
                           Underlying      Granted to       Exercise
                          Options/SARs    Employees in       or Base      Expiration   Grant Date
         Name             Granted(#)(1)   Fiscal Year    Price($/Sh)(2)    Date(3)      Value(4)
-------------------------------------------------------------------------------------------------

William H. Chadwick          10,000          7.6%            $31.75        7/23/06      $75,100

Thomas J. Pruitt              5,000          3.8%             31.75        7/23/06       37,550

Robert M. Gillis              2,500          1.9%             31.75        7/23/06       18,775

Richard J. Fitzpatrick        2,500          1.9%             31.75        7/23/06       18,775

Owen H. Becker                2,500          1.9%             31.75        7/23/06       18,775

--------------------
<F1>  Each option carries a contingent, tandem stock appreciation right exercisable only in the event of a change in control of the Company. A
      SAR entitles the holder upon exercise to receive a cash payment equal to the difference between the exercise prices of the underlying stock option and the market price of the stock on the date of exercise.
<F2>  Represents the fair market value of the Company's common stock on the date of grant. The exercise price may be paid in cash or (unless the
      Board determines otherwise) in shares of the Company's stock valued at their fair market value on the date of exercise, or a combination of the two.
<F3>  All options listed in the table (a) were granted on July 23, 1996, (b)
      are subject to a two-year holding period before they become exercisable and (c) are subject to early termination following the optionee's termination of employment during the option period.
<F4>  Represents a discounted present value of $7.51 per share, determined using the Black-Scholes valuation method, and assuming a grant date market price and option exercise price of $31.75  per share, an expected life of 5 years for the options, an annual dividend yield of
      3.13%, expected market value volatility of 24% and an alternative, risk free investment rate of 6.14% per year.

      In assessing the grant date values in the foregoing table it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant, its ultimate value will be dependent on the market value of the Company's stock at a future date and that value will in large part depend, in turn, on the efforts of its executives to foster the future success of the Company.

      The following table sets forth certain information regarding year-end values of outstanding stock options issued under the Long Term Plan to the executive officers named in the summary compensation table, as well as information on option exercises during 1996 by such officers.

              Aggregated Option/SAR Exercises in Last Fiscal Year,
                         and FY-End Option/SAR Values

                                                                             Value of
                                                          Number of         Unexercised
                                                         Unexercised        In-the-Money
                            Number                      Options/SARs        Options/SARs
                           of Shares                   at FY-End(#)(3)     at FY-End($)(2)
                           Underlying                  -----------------------------------
                          Options/SARs      Value       Exercisable/        Exercisable/
      Name                 Exercised     Realized(2)    Unexercisable      Unexercisable
------------------------------------------------------------------------------------------

William H. Chadwick        19,900(1)      $383,813       9,000/20,000    $166,500/$232,500

Thomas J. Pruitt             N/A            N/A         15,450/10,500    $370,125/$123,000

Robert M. Gillis             N/A            N/A         12,300/5,000      $298,750/$58,125

Richard J. Fitzpatrick       N/A            N/A         10,300/5,000      $237,750/$58,125

Owen H. Becker               N/A            N/A             0/2,500             $0/$24,375

--------------------
<F1>  Mr. Chadwick elected to pay the exercise price of the options and a portion of his tax withholding obligations resulting from the exercise, through withholding by the Company of a sufficient number of shares (valued at their fair market value at the date of exercise).
      Mr. Chadwick received, in the aggregate, 8,716 shares of stock upon exercise, net of such share withholdings.
<F2>  Represents the difference between the option exercise price (whether paid in cash or by withholding of shares or by tender of other shares of the Company's common stock, valued at their fair market value on the date of exercise) and the market value of the stock on the date of exercise.
<F3>  Amounts disclosed relate only to options. The tandem stock appreciation rights related to such options are contingent and become exercisable only in the event of a change in control of the Company. Year- end values are based on the market value of the Company's stock on
      December 31, 1996 ($41.50 per share), less the applicable option exercise prices.

      Awards of performance shares and performance share units made pursuant to the Long Term Plan during the last three years to the five executives named in the summary compensation table are disclosed in the table and accompanying footnotes.

Banknorth Group Management Incentive Compensation Plan

      The Company's Management Incentive Compensation Plan, which provides short-term performance incentives, is described above under the caption "COMPENSATION COMMITTEE REPORT." Awards earned under the Plan for services rendered during the last three years by the five executives named in the summary compensation table are disclosed in the table and accompanying footnotes.

Banknorth Group, Inc. Employee Savings (401(k)) Plan

      The Company maintains an Employee Savings Plan (also known as a 401(k)
Plan) which provides a means for eligible employees to accumulate savings and investment income without payment of current income taxes. Employees who have completed at least three months of service, as defined in the Plan, and are scheduled to work at least twenty hours per week are eligible to participate. An eligible employee who elects to participate in the Plan may authorize the Company to contribute to the Plan for his or her account between 1% and 15% of eligible compensation on a pre-tax basis or between 1% and 10% on an after-tax basis, or a combination of both, up to a maximum of 15% of eligible compensation. The Company makes a matching contribution in cash or stock equal to 66 2/3% of the employee's contributions up to a maximum of 6% of eligible compensation. A participant may direct the investment of his Plan account among various portfolios maintained by The Stratevest Group, N.A. which serves as the trustee of the Plan. Participants are at all times fully vested in their Plan accounts. Generally, distribution of employee contributions is deferred until the participant's death, disability, retirement or other termination of employment, except in cases of financial hardship. Voluntary deferrals and matching employer contributions credited in the years 1994 through 1996 to the Plan accounts of the executives named in the summary compensation table are reflected in the table and accompanying footnotes.

Deferred Compensation Plan

      The 1994 Deferred Compensation Plan for Directors and Selected Executive Officers of Banknorth Group, Inc. and Participating Affiliates, pursuant to which participants may elect to defer receipt of all or a portion of their cash compensation, is described above under the caption "ARTICLE 3 - PROPOSAL TO AMEND AND RESTATE THE 1994 DEFERRED COMPENSATION PLAN FOR DIRECTORS AND SELECTED EXECUTIVES."

Contracts with Management

      The Company and Mr. Chadwick are parties to an employment agreement which provides for a renewable one-year contract term, with an automatic three-year extension in the event of a change in control of the Company. Under the agreement Mr. Chadwick is entitled to continue to receive 100% of his salary and benefits, including bonuses, for the remaining contract term in the event of an involuntary termination of his employment, which is defined to include a termination by Mr. Chadwick for good reason, such as material reduction in his responsibilities or authority.

      In addition to the agreement with Mr. Chadwick, the Company has entered into change of control agreements with five executive officers, including the following three executive officers named in the summary compensation table: Messrs. Fitzpatrick, Gillis and Pruitt. The agreements provide that the executive is entitled to continue his employment with the Company for a period of two years following a change in control of the Company. In the event of an involuntary termination of his employment during such two-year period (including a termination by the executive for good reason) the executive is entitled to continue to receive his salary and benefits, including bonuses, for the remaining contract term.

      For purposes of all of the agreements referred to above, a change in control is deemed to have occurred if (i) any person (including an individual, entity or group) directly or indirectly owns, controls or has power to vote 25% or more of the Company's voting stock, (ii) any person controls the election of a majority of the Company's directors, or (iii) the Board of Directors determines that any person directly or indirectly exercises a controlling influence over the management or policies of the Company. Payments under the contracts are limited to the extent necessary to avoid characterization as excess compensation under Section 280G of the Internal Revenue Code.

      The Board of Directors believes that the compensation protection afforded by the change of control agreements will facilitate an impartial assessment by management of any change of control situation by minimizing the possibility of conflicting personal financial interests.

Banknorth Group, Inc. Employee Pension Plan

      The Company maintains a non-contributory, trusteed retirement income plan for the benefit of all employees of the Company and its subsidiaries who are 21 years of age or older and who have completed at least 1,000 hours of service during a one-year period, as defined in the plan. Pension benefits under the Plan are based on the participant's average annual compensation, years of service and Social Security covered compensation at the date of retirement. For purposes of the Plan "average annual compensation" is defined as the highest average of the annual compensation earned during any three consecutive years during the ten years prior to retirement; "Social Security covered compensation" is the average of the taxable Social Security wage bases in effect during the last 35 years before attainment of Social Security normal retirement age; and a "year of service" is ordinarily a year in which a participant has worked at least 1,000 hours. A participant who retires on or after age 55 having at least 10 years of service is entitled to early retirement benefits, with the amount of the benefit (if paid in installments) reduced to reflect payment over a longer period of time. Participants in the Plan are fully vested after completion of five years of service. Pension benefits are payable as a joint or single life annuity or (in certain circumstances) as a lump sum, at the election of the participant. Death benefits are payable to an employee's spouse in certain circumstances if an employee who is vested in the Plan dies prior to retirement. Benefit calculations under the Plan are subject to the annual benefit limitation under Internal Revenue Code Section 415 ($120,000 for 1996 and $125,000 for 1997) and to the limitation on annual covered compensation under Internal Revenue Code Section 401(a)(17) ($150,000 for 1996 and $160,000 for 1997). However, as described below under the caption "Supplemental Retirement Benefits" the Company has entered into supplemental retirement agreements with certain officers who would be affected by these limitations.

      Special "grandfather provisions" apply to certain employees of the Company or its subsidiaries who were covered under prior plans.

      The following table represents estimated annual benefits payable under the Plan upon retirement at age 65 in 1997 to participants in specified compensation and years of service classifications. Actual benefits for certain retirees covered by the grandfather provisions referred to above may exceed the amounts shown in the table.

              Assumed Average
                Three-Year                                    Years of Service
                  Annual                 ---------------------------------------------------------
               Compensation                 10        15        20        25        30        35
      --------------------------------------------------------------------------------------------

      $ 25,000.......................    $ 3,250   $ 4,875   $ 6,500   $ 8,125   $ 8,938   $ 9,760
      $ 50,000.......................      7,845    11,768    15,690    19,613    21,238    22,863
      $ 75,000.......................     12,720    19,080    25,440    31,801    34,238    36,676
      $100,000.......................     17,595    26,393    35,190    43,988    47,238    50,488
      $125,000.......................     22,470    33,705    44,940    56,176    60,238    64,301
      $150,000.......................     27,345    41,018    54,690    68,363    73,238    78,113
      $175,000 & Higher..............     29,925    43,943    58,590    73,238    78,438    83,638

      For purposes of calculating benefits under the Plan for all participants, including the executives named in the summary compensation table, eligible earnings include salary and incentive compensation payments (including any deferrals), but do not include matching employer contributions under the 401(k) Plan. The credited years of service under the Plan at December 31, 1996, for the executive officers named in the compensation table were approximately as follows: Mr. Chadwick, 10 years; Mr. Pruitt, 8 years; Mr. Gillis, 20 years; Mr. Fitzpatrick, 4 years and Mr. Becker, 2 years.

Supplemental Retirement Benefits

      The Company maintains a supplemental retirement plan for those of its executives (except as otherwise designated by the Board) whose pension under the Company's pension plan would be subject to pay or benefit limits under applicable provisions of the Internal Revenue Code. Each of the executives named in the summary compensation table participates in the Plan. The supplemental plan restores the full amount of the pension benefits that would be payable under the pension plan if the benefit formula were applied without regard to such limitations. The Plan also provides that Mr. Becker, who joined the Company in 1995 at age 57, will receive a benefit, payable at age 65, of either $1,000 per month for life if he leaves the Company before becoming vested in the Company's qualified pension plan, or $2,000 per month for life if he leaves after becoming vested. The table below shows total estimated annual benefits under the pension plan, as supplemented by the supplemental plan, for specified compensation and years of service categories, assuming retirement at age 65 in 1997.

       Assumed Average
         Three-Year                                     Years of Service
           Annual                 --------------------------------------------------------------
        Compensation                 10        15         20         25         30         35
------------------------------------------------------------------------------------------------

$150,000......................    $27,345   $ 41,018   $ 54,690   $ 68,363   $ 73,238   $ 78,113
$175,000......................     32,220     48,330     64,440     80,551     86,238     91,926
$200,000......................     37,095     55,643     74,190     92,738     99,238    105,738
$225,000......................     41,970     62,955     83,940    104,926    112,238    119,551
$250,000......................     46,845     70,268     93,690    117,113    125,238    133,363
$275,000......................     51,720     77,580    103,440    129,301    138,238    147,176
$300,000......................     56,595     84,893    113,190    141,488    151,238    160,988
$325,000......................     61,470     92,205    122,940    153,676    164,238    174,801
$350,000......................     66,345     99,518    132,690    165,863    177,238    188,613
$375,000......................     71,220    106,830    142,440    178,051    190,238    202,426

      The supplemental plan also incorporates the terms of various supplemental retirement agreements between the Company or its subsidiaries and certain former employees, as well as the terms of a separate agreement between Mr. Chadwick and the Company. That agreement provides Mr. Chadwick with an additional supplemental annual retirement benefit for the remainder of his lifetime following retirement at age 65 (or earlier with the consent of the Company). The annual benefit under the contract is equal to the number of years of his employment with the Company (and its predecessor companies and subsidiaries), multiplied by $5,300, up to a maximum annual benefit of $79,500. The annual benefit amount accrued by Mr. Chadwick as of December 31, 1996 was $53,000. At the Company's election, benefits under the agreement may be paid in equal monthly installments of one-twelfth of the annual accrued benefit or in less frequent lump sum payments. In the event of a change in control of the Company and subsequent termination of his employment, Mr. Chadwick would be entitled to receive in a lump sum a payment equal to the actuarial value of his accrued annual benefit. The agreement also provides for benefits in the event Mr. Chadwick becomes disabled while in the Company's employ.

      The Board of Directors believes supplemental retirement benefits are an appropriate component of the Company's overall strategy for attracting and maintaining executives of high caliber. Benefits under the supplemental retirement arrangements referred to above will be paid out of the general assets of the Company, either directly or through the purchase of annuities or insurance coverage.

                                  ARTICLE 4
                           APPOINTMENT OF AUDITORS

      The Company has appointed KPMG Peat Marwick LLP, independent public accountants, as the external auditors for the Company for the year ending December 31, 1997, and requests ratification of that appointment. KPMG Peat Marwick LLP has advised the Company that it has no direct or indirect financial interest in the Company.

      The Company's consolidated financial statements for the year ended December 31, 1996 were audited by KPMG Peat Marwick LLP. Other services rendered during 1996 by KPMG Peat Marwick LLP included tax return preparation, tax planning and consultation and services relative to certain filings with the SEC.

      It is expected that representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting of the Company where they will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ARTICLE 4.

                            SHAREHOLDER PROPOSALS

      In order to be considered for inclusion in the proxy material for the 1998 Annual Meeting, shareholder proposals must be submitted in writing to the President of the Company not later than December 2, 1997, and must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion. Any such proposal will be omitted from or included in the proxy material at the discretion of the Board of Directors of the Company, in accordance with applicable rules and regulations.

                                OTHER MATTERS

      As of the date of this proxy statement, management knows of no business expected to come before the meeting except as set forth above. If any other matters should properly come before the meeting, it is expected that proxies solicited hereby will be voted on such matters in accordance with the recommendations of management.


                                                                      EXHIBIT A

                          THE BANKNORTH GROUP, INC.

                        1997 EQUITY COMPENSATION PLAN

                                  ARTICLE I

                              NAME AND PURPOSE

      1.01 Plan Name. The name of the plan contained herein is the Banknorth Group, Inc. 1997 Equity Compensation Plan (the "Plan") and the Plan will be governed in accordance with the following provisions.

      1.02 Purpose. The purpose of the Banknorth Group, Inc. 1997 Equity Compensation Plan is to provide a means whereby Banknorth Group, Inc. (the "Corporation") may, through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance share units to directors, officers and certain other key employees of the Corporation and/or its subsidiaries, attract and retain persons of high caliber and motivate them to exert their best efforts on behalf of the Corporation.

      The Plan is unfunded and is maintained primarily to provide deferred compensation for directors and a select group of management or highly compensated employees, as well as to increase the identification of directors and management with shareholder interests.

      1.03 Plan Not Exclusive. The Plan is not intended to be, and shall not be deemed to be a substitute for, or preclude continued payment of directors' fees in cash, or preclude continuance or establishment of any other deferred compensation plan or arrangement for directors, nor shall the Plan be deemed to be a substitute for, or preclude continuance or establishment of, other deferred compensation, incentive compensation, profit participation or bonus plans of the Corporation or any other plan, practice or arrangement for the payment of compensation or fringe benefits, including, without limitation, commissions, prizes, suggestion or special awards, production or similar bonuses, retirement, profit sharing, group insurance, stock purchase or stock bonus plans or other bonus plans or arrangements, that may now or hereafter be in effect for employees generally or any group or class of employees, and any such plan, practice or arrangement may be continued or authorized and payment thereunder made independently of the Plan.

                                 ARTICLE II

                               ADMINISTRATION

      2.01 Administration. The Plan shall be administered by the Corporation's Board of Directors (the "Board") or a committee designated by the Board (the "Committee"), and their interpretation of any provisions of the Plan or any option or right granted under it, and the application of such provisions to any set of facts, shall be final and binding on all concerned. If any Committee shall be so designated, awards under this Plan upon recommendation of the Committee shall be subject to prior approval by the Board. No member of the Board or Committee shall be liable for any action or determination made in good faith. Any action or decision by such Board or Committee, as contemplated by the Plan, may be by a majority of those directors present and acting, provided that a quorum is present.

      Except for purposes of Sections 3.01 and 11.01, any reference in the Plan to the Board shall be deemed to refer to the Committee if and to the extent that a committee has been designated by the Board to administer the Plan.

                                 ARTICLE III

                                PARTICIPANTS

      3.01 Selection of Participants. Persons eligible to participate shall be chosen by the Board from time to time and shall be limited to directors of the Corporation and its subsidiaries, including non-employee directors, and those officers and other key executive employees of the Corporation and its subsidiaries, either part-time or full-time, who are in positions in which their decisions, actions and counsel have a significant impact upon the profitability of the Corporation. In addition to the foregoing eligible participants, individuals nominated to serve on the Board of Directors of the Corporation or its subsidiaries with the vesting of such awards subject to the election or appointment to the Board of such nominee or nominees.

      3.02 Recipients of Incentive Stock Options. No option granted under the Plan which is intended to be an "incentive stock option" as defined in
Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), shall be granted to (i) a participant who at the time of grant owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or of its subsidiaries unless the option so granted meets the requirements of Section 422(A)(c)(6) of the Code, or (ii) who is not also an employee of the Corporation or any of its subsidiaries.

      3.03 Board Discretion. The number of shares subject to each option, the option price per share of the shares subject to each option, whether each option is intended to be an "incentive stock option" or a non-qualified stock option, and whether stock appreciation rights shall be included in each option (either concurrently with the grant of the option or at any time thereafter during the term of the option), the number of shares included in and the conditions for vesting of, any restricted stock grant or performance share grant, and whether restricted stock units or performance share units shall be included in such grants (either concurrently with the grant or at any time prior to vesting of the restricted stock or performance shares, as the case may be) shall be determined by the Board in its discretion, not inconsistently with the other provisions hereof.

                                 ARTICLE IV

                           SHARES SUBJECT TO PLAN

      4.01 Shares Subject To Awards Under the Plan. The stock to be delivered on exercise of options granted under Articles V and VI of the Plan and the restricted stock or performance shares to be awarded under Article VII of the Plan may be either shares of the Corporation's authorized but unissued Common Stock, or shares of Common Stock reacquired by the Corporation and held in treasury, as the Board shall determine. Subject to adjustments as hereinafter provided, the total number of shares of the Common Stock of the Corporation which may be awarded and issued under
Article V, VI and VII of the Plan shall not exceed in the aggregate 525,000 shares. Awards may be granted in respect of shares as to which prior options have expired, terminated or been forfeited, in whole or in part, or in respect of shares allocable to outstanding options, or in respect of restricted stock or performance shares previously awarded but forfeited, in whole or in part, due to failure to meet the performance or other restrictions or conditions to vesting, provided that at no time shall awards be granted which could cause the aggregate number of shares awarded under the Plan to exceed the foregoing limitations of this Article IV.

                                  ARTICLE V

                             STOCK OPTION AWARDS

      5.01 Terms of Awards. Options granted under this Plan which are intended to be incentive stock options shall contain such provisions as the Board considers necessary or advisable in order that the options may qualify under Section 422A of the Code. In addition, options granted under the Plan shall be subject to the following terms and conditions not inconsistent therewith as the Board shall determine:

      (a) Type of Option. Each option agreement shall identify the option represented thereby as an incentive stock option or a non-qualified stock option, as the case may be;

      (b) Option Price. Subject to Section 3.02 hereof, the option price per share of stock deliverable upon the exercise of an option shall not be less than one hundred percent (100%) of the fair market value per share of the stock on the day the option is granted;

      (c) Exercise of Option. Each option shall be made exercisable at such time or times, whether or not in installments (which shall be cumulative), as the Board shall determine, provided that the option period shall not (i) in the case of incentive stock options, commence earlier than one (1) year after the date of grant of the option; (ii) in the case of non-qualified options, commence earlier than six (6) months after the date of granting of the option; and (iii) in the case of both incentive stock options or non-qualified stock options, end later than ten (10) years after the date of grant of the option. The Board may at any time accelerate the time at which all or any part of the option may be exercised, subject to the terms set forth herein. Any exercise of an option must be in writing signed by the proper person and received by the Corporation at its principal office in Burlington, Vermont, accompanied by the form of option and full payment for the number of shares in respect of which the option is exercised. If the purchase price is paid in whole or in part in shares of Common Stock of the Corporation, the certificates for such shares shall be accompanied by appropriate instruments of transfer in a form acceptable to the Corporation. In the event an option is exercised by the executor or administrator of a deceased optionee, or by the person or persons to whom the option has been transferred by the optionee's will or the applicable laws of descent and distribution, or by the person or persons to whom the option has been transferred pursuant to subparagraph (i)(B) below, the Corporation shall be under no obligation to deliver stock thereunder unless and until the Corporation is satisfied that the person or persons exercising the option is or are the duly appointed executors or administrators of the deceased optionee, or the person or persons to whom the option has been transferred by the optionee's will or by the applicable laws of descent and distribution, or the person or persons to whom such option has been transferred pursuant to subparagraph (i)(B) below;

      (d) Medium and Time of Payment.

            (A) At the time of exercise of an option, payment in full of the option price shall be made for all shares purchased on such exercise. Such price may be paid in cash (including a certified check or bank draft) or in shares of Common Stock of the Corporation (including shares acquired by the exercise of an option granted under the Plan whether or not the holding periods specified under Code Section 422(a)1 have been satisfied), or partly in cash and partly in such shares, at the election of the person exercising the option. If the price is paid in whole or in part in such shares, such shares shall be valued at their fair market value at the time of exercise, for the purpose of determining the extent to which the option price has been paid in such shares;

            (B) Notwithstanding the foregoing, an optionee may elect to pay for the exercise of a stock option through the following cashless exercise procedures. The optionee shall notify the Corporate Secretary in writing of his or her intent to exercise the option. Written instructions will then be prepared and delivered to the Corporation and to the optionee's broker indicating the optionee's cashless election and instructing the Corporation to deliver to the broker the Common Stock issuable upon exercise. The exercise of the optionee's stock option will be executed on the same day that the broker is able to sell the stock. The broker will then withhold from the proceeds of the sale and deliver to the Corporation an amount, in cash, equal to the option price. An additional amount representing the optionee's estimated federal and state tax withholding liabilities may also be withheld and delivered to the Corporation at the optionee's election;

      (e) Number of Shares; Maximum Annual Limit. The option grant shall state the total number of shares to which it pertains. To the extent the aggregate fair market value, determined at the time the option is granted, of the stock for which incentive stock options are exercisable for the first time by any individual during any calendar year under the Plan (and under all other plans of the Corporation and of its subsidiaries) exceeds one hundred thousand dollars ($100,000), such options shall be treated as options which are not incentive stock options;

      (f) Period of Option. The period of each option shall be fixed by the Board, but no option shall be exercisable after the expiration of ten
      (10) years from the date it is granted;

      (g) Fair Market Value. For purposes of this section and subject to the next sentence, fair market value means, either (i) the closing price of the Common Stock or (ii) if the Board otherwise affirmatively determines, the average of the high and low prices of the Common Stock, on the date on which the option is exercised (as specified on the option exercise form), as reported on a stock exchange or over-the-counter market on which the Common Stock is traded. In the event the optionee elects to tender shares of the Corporation's Common Stock in part or full payment of the option exercise price and such shares are sold in the open market by or on behalf of such optionee in connection with such exercise, the Fair Market Value of such shares shall be deemed equal to the net proceeds of such sale, to the extent they are paid over to the Corporation in payment of the exercise price;

      (h) Tax Withholding Rights. An optionee may elect, upon exercise of an option, to have the Corporation satisfy federal and state income tax withholding requirements applicable to the exercise, by (i) tendering shares of Common Stock or (ii) having the Corporation retain from the Common Stock deliverable to the optionee upon exercise, that number of shares of Common Stock having a fair market value equal to the estimated amount of the tax withholding liability;

      (i) Transferability of Options.

            (A) Except as otherwise provided in subparagraph (i)(B) below, no option may be transferred by the optionee otherwise than by will or by the laws of descent and distribution, and during the lifetime of the optionee, the option shall be exercisable only by the optionee. An option held by the optionee at the time of death, disability or retirement, will be subject to the provisions and limitations of subparagraph (k) below;

            (B) In addition to transfers permitted under subparagraph (i)A above, the Board, in its discretion, may provide that any non-qualified stock option may be transferred by the optionee during his lifetime, provided that such transfer is made without consideration and the transferee is (i) a member of the optionee's family; or (ii) a trust established for the benefit of the optionee or members of the optionee's family; or (iii) a charitable trust, corporation or other entity qualifying as a tax exempt entity under Section 501(c)(3) of the Internal Revenue Code, as amended. Any transferable option issued pursuant hereto (i) shall be exercisable only during the period and to the extent such option would otherwise have been exercisable if retained by the grantee; (ii) shall not include any award of tandem stock appreciation rights; (iii) shall contain appropriate restrictions on the further transfer of the option by the transferee; and (iv) shall contain such other conditions and restrictions as the Board may deem advisable;

      (j) Termination of Employment or Board Membership. In the event that an optionee shall cease to be employed by the Corporation, or in the event that an optionee who is a non-employee director is removed from the Board of Directors or any subsidiary, in either case other than by reason of death or disability or retirement, then at any time or times prior to the close of business on the date of termination such option may be exercised by the optionee as to all, or any, of the shares which the optionee was entitled to purchase immediately prior to such termination of employment, and except as so exercised such option shall expire at the close of business on the date of termination. Notwithstanding the foregoing, no option may be exercised at a time when the option would not be exercisable had the optionee remained an employee or director, as the case may be;

      (k) Death, Disability, or Retirement. If an optionee dies or becomes permanently disabled at a time when he is entitled to exercise an option, then at any time or times within twelve (12) months after his death or disability, such option may be exercised, as to all or any of the shares which the optionee was entitled to purchase immediately prior to his death or disability, by him or his executor or administrator or the person or persons to whom the option is transferred by will or the applicable laws of descent and distribution, and except as so exercised such option shall expire at the end of the period specified above. Notwithstanding the foregoing, no option may be exercised after the expiration of the option period.

            If an optionee retires at a time when he is entitled to exercise an option, then at any time or times within three (3) months after his retirement date, such option may be exercised by the optionee, as to all or any of the shares which the optionee was entitled to purchase immediately prior to his retirement, and except as so exercised such option shall expire at the end of the period specified above. Notwithstanding the foregoing, no option may be exercised after the expiration of the option period. For purposes of the Plan "retirement" shall mean (i) in the case of an employee of the Corporation, termination of employment with the Corporation or subsidiary if such termination constitutes retirement (including at an early, normal, or deferred retirement date) as provided for at the time of such termination under any retirement program then maintained by the Corporation or a subsidiary; (ii) in the case of directors, termination of such individual's service on the Board of the Corporation and any of its subsidiaries, for any reason other than removal for cause; and (iii) in the case of an individual who is both an employee and a director, the last to occur of the events specified in clauses (i) and (ii).

                                 ARTICLE VI

        AWARD AND EXERCISE OF STOCK APPRECIATION RIGHTS; LIMITATIONS

      6.01 Rights. A stock appreciation right is a right granted to the holder to receive, pursuant to the terms of the right, an amount payable in shares of Common Stock or, at the election of the Board, cash or a combination of cash and shares of Common Stock, in each case, (i) equal to the appreciation in market value of a stated number of shares of Common Stock from the date of grant to the date of exercise or (ii) in the case of rights granted in tandem with or by reference to a stock option, equal to the increase in the value of the shares covered by the option to which the stock appreciation right is related, as more particularly set forth below in this Article VI. The procedures for exercise of stock options (including tax withholding rights under Section 5.01(h)) and the provisions governing expiration or cancellation of stock options shall be deemed to apply to any stock appreciation rights granted under the Plan, to the extent not inconsistent with this Article VI.

      6.02 Grants. Any option granted under the Plan may contain such provisions relating to stock appreciation rights, not inconsistent with this
Article VI and other provisions of the Plan, as the Board shall determine. Any option accompanied by a stock appreciation right shall provide for the surrender of any unexercised stock appreciation right to the extent that the option which it accompanies, or to which it is related, is exercised.

      6.03 Exercisability. A stock appreciation right granted in tandem with or by reference to a stock option shall be exercisable when the related option is surrendered, and only to the extent the related option is, at the time, exercisable. A stock appreciation right not granted in tandem or by reference to a stock option shall be exercisable in accordance with the terms of the grant. No stock appreciation right shall be exercisable earlier than twelve (12) months after the date of grant. All stock appreciation rights shall be exercisable not more than ten years after the date of grant.

      6.04 Exercise. Upon exercise of a right, the grantee shall be paid the excess of the then fair market value of the number of shares to which the right relates over the fair market value of such number of shares at the date of grant of the right or the related stock option, as the case may be. The Board may in its sole discretion elect, at any time before or after exercise of any stock appreciation right by the holder, to discharge the Corporation's obligation in respect thereof (i) by the delivery of shares of Common Stock, or (ii) by the payment of cash or partially by the payment of cash and partially by the delivery of shares of Common Stock. The total value of payments under (ii) above shall equal the aggregate value of the shares of Common Stock deliverable under (i) above. No fractional shares will be delivered.

      6.05 Window Period. Unless otherwise permitted or required by the Board at any time, any full or partial exercise by a director or officer of the Corporation (as defined for this purpose by the applicable regulations of the Securities and Exchange Commission) of a stock appreciation right to be satisfied in cash, in full or partial settlement of the right so exercised, shall be made only during the period beginning on the third business day following the date of release for publication of quarterly or annual (as the case may be) summary statements of sales and earnings of the Corporation and its subsidiaries, and ending on the twelfth business day following such date.

      6.06 Conditions. The Board may, in its discretion, as it deems such to be in the best interests of the Corporation, impose other conditions and limitations upon the exercise of a stock appreciation right, and upon the Corporation's obligations under the Plan in respect of stock appreciation rights, which conditions may include a condition or limitation that the stock appreciation right may only be exercised in accordance with further rules and regulations adopted by the Board from time to time. Such rules and regulations may govern the right to exercise stock appreciation rights granted prior to the adoption of amendment of such rules and regulations as well as stock appreciation rights granted thereafter. Without limiting the foregoing, the Board may specify that stock appreciation rights may be exercised by the holder only with the consent of the Board, or may specify the maximum amount of cash or Common Stock which may be delivered upon exercise of stock appreciation rights in any year.

                                 ARTICLE VII

             AWARDS OF RESTRICTED STOCK, RESTRICTED STOCK UNITS,
               PERFORMANCE SHARES AND PERFORMANCE SHARE UNITS

      7.01 Definitions.

      (a) "Performance Shares." Restricted Stock that is subject to a Restriction Period under Section 7.01(e) that includes conditions or restrictions upon vesting based in whole or in part on the performance of the Corporation or any of its affiliates as measured by earnings, stock price or any other measures(s) of corporate performance selected by the Board.

      (b) "Performance Share Units." The right to receive payment in cash pursuant to Section 7.03 upon the expiration of the Restriction Period established pursuant to Section 7.01(e) applicable to the related Performance Shares.

      (c) "Restricted Stock." Common Stock subject to the Restriction Period set forth in Section 7.01(e).

      (d) "Restricted Stock Unit." The right to receive a payment in cash pursuant to Section 7.03 upon the expiration of the Restriction Period set forth in Section 7.01(e) applicable to the related Restricted Stock.

      (e) "Restriction Period." The Restriction Period of each award shall be five (5) years from the date on which the award is granted. In addition, the Board may at its discretion establish other restrictions to operate in lieu of or in addition to the Restriction Period set forth in this Section 7.01(e).

      7.02 Restricted Stock and Performance Share Awards. The Board, in its sole discretion, may grant awards of Restricted Stock, including Performance Shares, to persons who are eligible to participate in the Plan pursuant to
Section 3.01.

      7.03 Restricted Stock Unit and Performance Share Unit Awards. The Board, in its sole discretion, may create Restricted Stock Units and Performance Share Units equal to fifty percent (50%) of the Restricted Stock Award or the Performance Share Award, as the case may be, granted to individuals pursuant to Section 7.02.

      7.04 Distribution of Common Stock. Upon the expiration of the Restriction Period and other restrictions, if any, under Section 7.01(e) applicable to Restricted Stock or Performance Shares (or as soon as practicable thereafter), the Board shall distribute one (1) share of Common Stock in exchange for each such share of Restricted Stock or each Performance Share, as the case may be, registered in the participant's name.

      7.05 Distribution of Restricted Stock Unit and Performance Share Unit Awards. Upon expiration of the Restriction Period or other restrictions under Section 7.01(e) applicable to such Restricted Stock or Performance Share Units (or as soon as practicable thereafter), the Board shall distribute in cash the value of the Units earned. Each such Unit shall be equal to the value of one (1) share of Common Stock valued on the date the Restriction Period expires.

      7.06 Termination of Employment. In the event that, prior to the expiration of the Restriction Period or expiration or satisfaction of other restrictions under Section 7.01(e), a participant shall cease to be employed by the Corporation or, in the case of a non-employee director, shall cease to serve as a director, in either case other than by reason of death, disability or retirement, all unvested Restricted Stock, Performance Shares, Restricted Stock Units and Performance Share Units awarded to such participant shall be forfeited by such participant as of the effective date and time of such termination and shall revert to the Corporation.

      7.07 Death, Disability, or Retirement. Upon the participant's death, retirement or permanent disability, the Board, in its sole discretion, may determine that the Restriction Period and any other applicable restrictions under Section 7.01(e) will be deemed to have expired and may distribute one
(1) share of Common Stock to the participant or his beneficiary in exchange for each share of Restricted Stock and each Performance Share registered in the participant's name and may distribute the Restricted Stock and Performance Share Awards to the extent earned if the performance targets or other conditions established by the Board have been achieved. In the event the Restriction Period or other applicable restrictions under Section 7.01(e) is not deemed to have expired under this Section 7.07, the participant's Restricted Stock and Performance Shares (and Restricted Stock Units and Performance Share Units) shall be forfeited by him and shall revert to the Corporation. For purposes of the Plan "retirement" shall have the meaning set forth in Section 5.01(k) of this Plan.

      7.08 Beneficiary Designation. A participant may designate a beneficiary or beneficiaries for purposes of the Plan and may change such designation from time to time by filing a written designation with the Board and pursuant to such rules as the Board promulgates.

      7.09 Anti-Alienation Provision. During the period prior to satisfaction of all applicable conditions and restrictions upon vesting under Section 7.01(e), Restricted Stock and Performance Shares (and Restricted Stock Units and Performance Share Units) granted to a participant may not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or change, except as herein provided or as required by applicable law.

      7.10 Rights of Holders of Restricted Stock and Performance Shares. During the Restriction Period, a participant shall have the right to receive dividends on Restricted Stock and Performance Shares but shall not have the right to receive dividends on Restricted Stock Units and Performance Share Units.

      7.11 Restricted Stock and Performance Share Agreement. An eligible officer or employee must agree in writing to the terms and conditions of any award of Restricted Stock, Performance Shares, Restricted Stock Units and Performance Share Units, on a form provided by the Board.

                                ARTICLE VIII

                              DELIVERY OF STOCK

      8.01 Delivery of Stock. The Corporation shall not be obligated to deliver any shares of Common Stock or to register any transfer of Common Stock or of stock options issued pursuant to Article V unless and until, in the opinion of the Corporation's counsel, all federal and state laws and regulations which the Corporation may deem applicable have been complied with, nor, in the event the Common Stock is at the time listed upon any national securities exchange, unless and until the shares to be delivered have been listed or authorized to be added to the list upon official notice of issuance upon such exchange, nor unless and until all other legal matters in connection with issuance and delivery of the shares, or the transfer of the shares or options, as the case may be, have been approved by the Corporation's counsel. Without limiting the generality of the foregoing, the Corporation may require from the participant or his transferee, as applicable in the circumstances, such investment representation or agreement, if any, as counsel for the Corporation may consider necessary in order to comply with the Securities Act of 1933, as amended, and may require that such participant or transferee agree to notify the Corporation prior to any disposition of the shares or stock options, whether by sale, gift, or otherwise. To the extent a the participant incurs any expenses in connection with compliance with this section of the Plan, the Corporation may, at its sole discretion, reimburse the participant for any reasonable expenses so incurred. The Corporation shall use its best efforts to achieve any compliance with applicable law and the participant and any transferee of a participant shall take any action reasonably requested by the Corporation in such regard.

      An optionee pursuant to Articles V and VI shall have the rights of a shareholder only as to shares actually delivered to the optionee.

      8.02 Withholding. Subject to Section 5.01(h) hereof, whenever the Corporation proposes or is required to issue or transfer shares of Common Stock under the Plan, the Corporation shall have the right to require the recipient to remit to the Corporation an amount sufficient to satisfy any federal, state, and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. No shares of Common Stock shall be delivered, or cash or other payment made, unless arrangements satisfactory to the Corporation are made for any federal income tax or other withholding required.

                                 ARTICLE IX

                            RIGHTS TO EMPLOYMENT

      9.01 No Employment Rights Created. Neither the Plan nor any option or award granted under the Plan imposes any obligation on the Corporation or any subsidiary to continue the employment of any participant or any other relationship between the participant and the Corporation or any subsidiary, including membership on the Board of Directors, nor interferes in any way with the right of the Corporation or any subsidiary, subject to applicable law, to terminate the employment of any of its employees or such other relationship at any time.

                                  ARTICLE X

                      ADJUSTMENT UPON CHANGES IN STOCK

      10.01 Pro Rata and Other Adjustments. In the event of a stock dividend, split-up, combination of shares, recapitalization, plan of share exchange or merger in which the Corporation is the surviving corporation (other than as provided below), or other similar capital change, or in the event of a spin-off or other significant distribution of stock or property by the Corporation to its shareholders, the Board shall make such pro rata adjustments and other changes, if any, in the number and kind of shares of stock or securities of the Corporation to be subject to the Plan and to options and awards then outstanding or to be granted thereunder, the maximum number of shares or securities which may be issued on the exercise of options or under awards granted under the Plan, the option price, and other relevant provisions as it considers equitable and appropriate, and the Board's determination shall be binding on all persons.

      10.02 Change in Control. In the event of a consolidation, merger or plan of share exchange in which the Corporation is not the surviving corporation, or in the event of a Business Combination not approved by the Continuing Directors (both as defined in Article Thirteenth of the Corporation's Certificate of Incorporation), or in the event of complete liquidation of the Corporation,

            (A) all outstanding options and stock appreciation rights shall thereupon become immediately exercisable; and

            (B) all outstanding awards of Restricted Stock and Performance Shares and Restricted Stock Units and Performance Share Units shall thereupon be deemed vested.

      In addition, upon the occurrence of an event specified in this Section 10.02, the Board may, in its discretion, accelerate the exercisability or vesting of awards to any time prior to the effective time of such event, and include such further provisions and limitations in any agreement entered into with respect to an option or award as it may deem equitable and in the best interest of the Corporation.

                                 ARTICLE XI

                                 AMENDMENTS

      11.01 Plan Amendments. The Board may at any time suspend or discontinue granting options and/or awards under the Plan. The Board may at any time or times amend the Plan or any outstanding option and/or awards for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law, provided that, except as provided in Section 10.01, no such amendment shall, without the approval of the shareholders of the Corporation, increase the maximum number of shares available under the Plan. No such amendment shall adversely affect the rights of any participant (without the participant's consent) under any option or award theretofore granted.

                                 ARTICLE XII

                           TERMINATION OF THE PLAN

      12.01 Term of the Plan. No award shall be granted under the Plan after 10 years following adoption of this Plan. Awards theretofore granted may extend beyond that date but not beyond 10 years after such award is granted.

                                ARTICLE XIII

                          APPROVAL OF STOCKHOLDERS

      13.01 Shareholder Approval. Adoption of this Plan shall be subject to the approval of the shareholders of the Corporation, which approval shall be secured within one year after the date the Plan is adopted by the Board.

                           SECRETARY'S CERTIFICATE

      The Banknorth Group, Inc. 1997 Equity Compensation Plan was approved by the Board of Directors of Banknorth Group, Inc. on February 25, 1997 and by the Shareholders of Banknorth Group, Inc. on ____________________________ ______________, 199__.




                                       ________________________________________
                                       Thomas M. Dowling
                                       Secretary


                                                                      EXHIBIT B

                       1994 DEFERRED COMPENSATION PLAN

                    FOR DIRECTORS AND SELECTED EXECUTIVES

                                     OF

             BANKNORTH GROUP, INC. AND PARTICIPATING AFFILIATES

                  (July 1, 1997 Amendment and Restatement)

      This Deferred Compensation Plan ("Plan") is established for the benefit of the non-employee members of the Boards of Directors and certain selected employees of Banknorth Group, Inc. (sometimes hereinafter the "Corporation") and its subsidiaries that elect to participate, with the corporation for whom such person performs services hereinafter referred to as the "Employer." The Plan is as follows:

            1. Purpose. The purpose of the Plan is to provide a foundation for continued growth of the Employer by strengthening its capacity to attract and retain outstanding directors and selected executives in continued service.

            2. Definitions. As used in this Plan, the following terms have the following meanings:

                  (a) "Compensation" shall mean all fees, salary or other compensation paid by the Employer to a Participant (including any amount of such compensation which a Participant elects to offer to defer under this Plan, but not including amounts paid as expense reimbursement).

                  (b) "Effective Date" shall mean January 1, 1994, or such later date as a Participant's Election Form becomes effective.

                  (c) "Disabled" or "Disability" shall mean the complete and permanent inability by reason of illness or accident to perform the duties of the principal occupation at which a Participant was employed when such disability commenced. All determinations as to the date and extent of Disability of any Participant shall be made by the Corporation, upon the basis of such evidence as the Corporation deems necessary and desirable.

                  (d) The Employer is a member of the Banknorth Group, Inc. group of affiliated companies, which includes Banknorth Group, Inc., First Massachusetts Bank, First Vermont Bank and Trust Co., Farmington National Bank, Franklin Lamoille Bank, Granite Savings Bank & Trust Co., The Howard Bank, N.A., North American Bank Corporation, Woodstock National Bank, The Stratevest Group, N.A., and Banknorth Mortgage Company and any other corporations that may hereafter become similarly affiliated therewith. "Affiliate" shall mean any member of the Banknorth Group, Inc. group of affiliated companies other than the Employer.

                  (e) The terms "pay," "paid," "payment," and like usage in the content of the payment of benefits under this Plan shall refer to the distribution of common stock of the Corporation when referring to benefit distributions from the Restricted Stock Account, as well as to the payment of cash benefits from the Cash Account.

                  (f) The words "fair market value," when referring to a share of common stock of the Corporation, shall mean either (i) the closing price of one share of common stock of the Corporation as of the date in question or (ii) if the Board of Directors of the Corporation otherwise affirmatively determines, the average of the high and low prices of one share of common stock of the Corporation on the date in question, as reported on a stock exchange or over-the-counter market on which such common stock is traded.

                  (g) All other terms defined elsewhere in this Plan shall have the meanings ascribed thereto and such meanings shall apply throughout this Plan.

            3. Participants. Directors of the Employer who are not also employees of the Employer and executive officers of the Employer specifically selected by resolution of the Board of Directors of the Corporation are eligible to participate in the Plan and are referred to herein as "Participant" when such person has filed an Election Form which has been accepted by the Employer or the Corporation.

            4.  Participant's Election.

                  (a) An election under this Plan may be made only on an election form supplied by the Employer ("Election Form"), which Election Form must be fully completed, dated and executed by the Participant and accepted by the Employer or the Corporation.
            The Employer or the Corporation may refuse to accept any Election Form filed by any person for any reason whatsoever or for no reason, and election under this Plan shall not be effective and no person shall be entitled to any benefits under this Plan unless and until the Employer or the Corporation shall have accepted the person's Election Form.

                  (b) Any election under this Plan must be made before the Effective Date or before the end of any calendar year thereafter with respect to subsequent calendar years, as the case may be. Elections made on or after the Effective Date or on or after January 1 of any subsequent calendar year shall not be accepted by the Employer for the calendar year in which the election is made. Notwithstanding the provisions of this Paragraph 4(b), newly appointed directors and newly eligible executive officers may also participate in this Plan by completing the Election Form and submitting it to the Employer before any Compensation is earned by the director or officer.

                  (c) A Participant may elect to defer an amount equal to all or any portion of Compensation for the first year and any subsequent calendar year.

                  An Election Form and participation in the Plan shall
            continue in effect from calendar year to calendar year unless replaced by a subsequent Election Form or unless a Participant indicates in writing his desire to refrain from future participation in the Plan effective on the next January 1. In no event shall such notification have the effect of entitling a Participant in the Plan to receive payment with regard to any elected deferral at any time earlier than the time at which he would have received payment under the relevant Election Form.

                  (d) Any election made under this Plan shall be irrevocable with respect to the period for which it is made. There shall be no requirement to pay to any Participant any deferred compensation until such time as it may be due under this Plan.

                  (e) Any election to defer compensation under this Plan will not reduce benefits payable under any other benefit plan that the Employer may provide for its directors or officers. Such benefits will be calculated as if the election had not been made.

            5. Deferred Compensation Accounts. Amounts deferred under this Plan will be credited to one or two bookkeeping accounts (the Cash Account and/or the Restricted Stock Account, as hereinafter defined) for the Participant in accordance with the Participant's election on an Election Form. The Participant's ultimate deferred compensation payments shall be based on the aggregate value of the Cash Account and the aggregate number of Restricted Stock Units accrued in the Restricted Stock Account determined as hereinafter set forth:

                  (a) A Participant may elect that all or any part of amounts deferred be credited to a so-called "Cash Account". All amounts credited to the Cash Account shall be credited with earnings at a rate (adjusted annually) equal to one-half percent (1/2%) above the coupon rate of a one-year U.S. Treasury Bill at the first auction date of the year or such other comparable rate established by the Employer. (For example, if the applicable Treasury bill rate is six percent (6%), the earnings rate hereunder would be six and one-half percent (6 1/2%) for the year in question.)

                  (b) A Participant may elect that all or any part of amounts deferred be credited to a so-called "Restricted Stock Account". All amounts credited to the Restricted Stock Account shall be applied to the crediting of Restricted Stock Units.
            The number of Restricted Stock Units credited to a Participant's Restricted Stock Account shall equal the dollar amount deferred and credited to such account divided by the fair market value of one share of common stock of the Corporation as determined on a quarter end date selected by the Corporation. Fractional Restricted Stock Units will be used. Each Restricted Stock Unit shall be deemed to pay dividends as if it were one share of common stock of the Corporation and any such deemed dividends will result in the crediting of additional Restricted Stock Units to the Restricted Stock Account as of the next quarter end date selected by the Corporation, with the number of Restricted Stock Units so credited to be calculated in the manner set forth above for deferrals. Such deferral amounts and deemed dividends, which are pending the crediting of Restricted Stock Units, shall not be credited with any earnings. After the crediting of Restricted Stock Units to the Restricted Stock Account, subsequent fluctuations in the fair market value of the common stock of the Corporation shall not effect any change in the number of such Restricted Stock Units then credited to the Restricted Stock Account.

                  (c) In the event of any change in the outstanding shares of Banknorth Group, Inc. common stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, then the Restricted Stock Account and Units of each Participant and the manner of calculating earnings thereon shall be adjusted by the Corporation in a reasonable manner to compensate for the change, and any such adjustment by the Corporation shall be conclusive and binding for all purposes of the Plan.

                  (d) All unpaid balances in a Participant's Cash Account shall, notwithstanding the commencement of payment of deferred compensation with respect to the Participant, continue to be credited with earnings until paid. The balance of the Restricted Stock Units in the Restricted Stock Account shall continue to be credited with dividends and be subject to Paragraph 6(c) above until a payment from such account is made with respect to such Restricted Stock Units in accordance with this Plan.

                  (e) Participants are not permitted to transfer amounts between the Cash Account and the Restricted Stock Account. However, if a successor Election Form is properly filed with and accepted by the Employer, such Election Form may contain revised instructions as to the proportion of future deferred amounts to be credited to each of the Cash Account and the Restricted Stock Account.

                  (f) Notwithstanding any other provision of the Plan or any election of any Participant (i) no Restricted Stock Units shall be credited to the Restricted Stock Account of any Participant for the six (6) month period preceding the Participant's anticipated retirement date (or the first date of deferred compensation payment under any Election Form, if earlier) and during such six (6) month period any amount that the Participant elected for crediting to the Restricted Stock Account and any dividends deemed paid on the Restricted Stock Units in the Restricted Stock Account shall instead be credited to the Cash Account and (ii) in addition, all dividends deemed paid on the Restricted Stock Units in the Restricted Stock Account that would otherwise have been credited to the Restricted Stock Account shall be credited to the Cash Account for the period from and after such date until the date that is the earlier of:

                        (A) the date of the Participant's death, or

                        (B) the later of:

                              (I) The date of the Participant's retirement or termination of duties as a director or executive officer, or

                              (II) The date that is six (6) months after the last date (prior to the Participant's retirement or termination of duties) on which the Participant purchased any equity security (as defined under Section 16 of the Securities Exchange Act of 1934 or the regulations thereunder) of Banknorth Group, Inc., provided that the crediting of Restricted Stock Units under the Plan shall be deemed the purchase of such an equity security.

                  (g) The amendment to this Plan is effective as of July 1, 1997 and changes the manner in which Restricted Stock Units (Phantom Stock Units prior to amendment) are paid or distributed to Participants. Under this Plan prior to amendment, Phantom Stock Units could be converted to cash and placed in the Cash Account at the Participant's election at any time commencing shortly after the Participant ceased service for the Employer. Benefit payments were made only in cash and from the Cash Account. Absent instruction from the Participant the Phantom Stock Units were converted to cash only to the extent necessary to make benefit payments. Under the Plan as amended, payments from the Cash Account and distributions from the Restricted Stock Account are made independently. Distributions from the Restricted Stock Account are made only in Banknorth Group, Inc. common stock. Each Participant, including those currently receiving benefit payments, will be afforded an election period of not less than ten (10) days from the date of mailing a notice of election during which the Participant may elect to have the Participant's Cash Account and Phantom Stock Accounts governed by the Plan provisions as set forth in this July 1, 1997 Amendment and Restatement. After a Participant's making such an election, the Participant's participation and benefits will be governed solely by the Plan as amended and the Participant's Phantom Stock Account(s) will be converted to a Restricted Stock Account(s) on July 1, 1997. The conversion will be effected by dividing the aggregate dollar value of the Participant's Phantom Stock Account as of July 1, 1997 by the fair market value of one share of common stock of the Corporation as of such date and crediting the Restricted Stock Account with a number of Restricted Stock Units equal to such quotient. The Corporation may in its discretion (but shall not be required to) afford, to Participants who do not initially elect to have prior deferrals governed by this July 1, 1997 Amendment and Restatement, subsequent opportunities to so elect. Absent such an election, the Participant's deferrals prior to July 1, 1997 and benefits payable with respect thereto will be governed under the terms of the January 1, 1996 Amendment and Restatement of the Plan; namely, the Participant may elect to have the Phantom Stock Account converted to cash at the Participant's option commencing shortly after the Participant ceases service for the Employer, but the Participant may not receive distributions of Banknorth Group, Inc. common stock from the Plan. This amendment and restatement applies to all electing Participants, including those who are not now deferring compensation under the Plan but who are receiving benefits under the Plan, and to all deferrals by all Participants on and after July 1, 1997 whether or not the Participant makes an election. Notwithstanding Paragraph 4 hereof, because of the mid-year change to the Plan Participants will be afforded an opportunity prior to July 1, 1997, to revise their deferral election prospectively for the period commencing July 1, 1997 through year-end 1997.

            6.  Benefits.

                  (a) Subject to the provisions of Paragraph 14 below, compensation deferred pursuant to the Plan shall be paid to a Participant, or to his designated Beneficiary in the event of his death, in the manner and at the time provided for below and as specified by the Participant in his Election Form, which is incorporated herein by reference.

                  (b) Notwithstanding the Participant's election, deferred compensation shall not become payable upon the Participant's termination of duties as a director or executive officer of the Employer or upon the Participant's retirement from duties as a director or executive officer of the Employer if directly thereafter the Participant becomes or continues as a director or an employee of an Affiliate of the Employer. In such event the Participant's termination of duties or retirement shall refer to the Employee's service with the successor Affiliate(s).

                  (c) The Participant may elect to receive payments in a lump sum or in annual installments for any fixed period of years not to exceed fifteen (15) years. Payments to Participants from the Cash Account will be made only in cash; payments to Participants from the Restricted Stock Account will be made only in Banknorth Group, Inc. common stock with one share of such common stock being issued for each Restricted Stock Unit in question. The amount of each cash annual installment payment will be determined by dividing the then aggregate value of the Cash Account by the number of installments remaining to be paid. The number of shares of Banknorth Group, Inc. common stock to be distributed will be determined by dividing the then aggregate number of Restricted Stock Units by the number of installments remaining to be paid and rounding up to the nearest whole number of shares (except in the case of the last distribution where a fractional share may be issued). Lump sum payments shall be made and installment payments shall commence as soon as practicable after termination of, or retirement from, duties as a director or officer, another properly elected payment date, the Participant's death, or the Participant's Disability, as the case may be. Because a Participant has the option of choosing varying payment periods and varying ratios of the Cash Account to the Restricted Stock Account in different elections, the Employer may in its discretion, as of the date of an event triggering the payment of deferred compensation amounts, elect either to continue to maintain separate accounting with respect to different elections, or proceed to combine the accounting with respect to different elections by determining, in any reasonable fashion, a payout pattern consistent with the effect of the varying elections; provided, always, that the Cash Account(s) shall not be merged with the Restricted Stock Account(s). Absent an election by a Participant, a Participant's Phantom Stock Account will not be converted to or merged with a Restricted Stock Account.

                  (d) If a Participant dies before all sums due have been paid in full, the balance shall become payable to the Participant's designated Beneficiary or Beneficiaries in a lump sum or in installments on the terms of payment and in the order, as specified by the Participant in his Election Form. If a Participant is receiving installment payments and has elected installment payments for the Beneficiary(ies), installment payments to the Beneficiary(ies) will be a continuation of the payments being made to the Participant. If the Participant has designated no Beneficiary or if no Beneficiary survives so as to receive the first payment under the Plan, the balance shall be paid in a lump sum to the Participant's estate as soon as practicable following the Participant's death. Upon the death of the last surviving Beneficiary (if any Beneficiary has survived so as to receive any payment under the Plan), any balance unpaid under the Terms of the Plan will be paid in a lump sum to such last surviving Beneficiary's estate.

            7. Beneficiary Definition. A Participant may designate a Beneficiary ("Beneficiary") to receive, in the event of the Participant's death all amounts which may then and thereafter be payable under the Plan. The Beneficiary shall receive such amounts in accordance with the Participant's election and the circumstances (see Paragraph 6). A Participant may change the designation of Beneficiary at any time or times (without the consent of any prior Beneficiary) by delivering to the Employer a written indication thereof on a form provided by the Employer. So long as any Primary Beneficiary is living no Secondary Beneficiary shall be entitled to any payments hereunder.

            8. Discretionary Payments. Notwithstanding anything herein contained to the contrary, the Board of Directors of the Employer shall have the right, in its sole discretion, to accelerate the payments due under this Plan, after the first payment under the Plan has become due pursuant to Paragraph 6 hereof, (a) to a Participant who has become Disabled, or (b) in the event of a financial hardship affecting the personal or family affairs of any Participant hereunder, or (c) in the event of a financial hardship affecting the personal or family affairs of a Beneficiary of a deceased Participant, or (d) in payment of relatively small amounts, or (e) for any other reason the Board of Directors deems appropriate.

            9. Nontransferability. No right to payment under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right to payment shall, in any manner, be liable for or subject to the debts, contracts, liabilities or torts of the person entitled thereto. If, at the time when payments are to be made hereunder, the Participant or Beneficiary is indebted to the Employer or any Affiliate of the Employer then any payments remaining to be made hereunder may, at the discretion of the Employer, be reduced by the amount of such indebtedness. An election by the Employer not to reduce such payments shall not constitute a waiver of its or its Affiliate's claim for such indebtedness.

            10. Plan Interpretation. The Board of Directors of the Corporation shall have full power and authority to interpret, construe and administer this Plan, and the Board's interpretations and construction thereof, and actions thereunder, shall be binding and conclusive on all persons for all purposes. None of the Corporation, the Employer nor any member of the Board of either shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to the Corporation's, the Employer's or that Board member's own willful misconduct or lack of good faith. The Corporation's determination as to the value of a Restricted Stock Unit as of any particular date shall be binding and conclusive on all persons for all purposes.

            11. Nature of Reserves. The Employer or the Corporation may, but shall not be required to set aside funds or purchase insurance contracts or other assets in anticipation of payments to be made under this Plan. Any such reserves or assets shall be usable by the Employer or the Corporation as part of its general funds for any legal purpose whatsoever. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust or escrow of any kind, or a fiduciary relationship between the Employer (or the Corporation) and any Participant, any Beneficiary or any other person. To the extent that any person acquires a right to receive payments from the Employer under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.

            12. Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns, and the Participant and his heirs and legal representatives.

            13. Applicable Law. This Plan shall be construed in accordance with and governed by the laws of the State of Vermont.

            14. Forfeiture. Notwithstanding anything herein contained to the contrary, except as specified in this Paragraph 14 no payment of any then unpaid installments shall be made, and all rights of the Participant and his or her Beneficiary(ies) under this Plan shall be forfeited, if (a) the Participant shall engage in any activity or conduct or shall commit any omission, which in the opinion of the Board of Directors of the Employer is materially adverse to the best interests of the Employer, or (b) after the Participant ceases to be employed by the Employer, he or she shall fail or refuse to provide advice and counsel to the Employer when reasonably requested to do so. In such event, the Participant shall be entitled to receive in installments as provided pursuant to this Plan, but only in the exact dollar amounts deferred (in cash) without accounting for any earnings credited to the Cash Account and without credit for any accretions to or increase or decrease in value in the Restricted Stock Account (i.e., the aggregate dollar amount deferred by the Participant will be paid out to the Participant without increase or decrease for any reason).

            15. Alternate Payee. If the Board of Directors of the Employer shall determine that any person to whom any payment is payable under this Plan is unable to care for his affairs because of illness or accident, is a minor, or is otherwise incompetent, any payment due to such person may be paid to a legally appointed guardian. Any such payment shall be a complete discharge of the liability of the Employer to the Participant and any Beneficiary under this Plan.

            16. Amendments to the Plan. The Board of Directors of the Corporation may amend the Plan at any time and from time to time, without the consent of the Participants or their Beneficiaries, provided, however, that no amendment shall divest any Participant or Beneficiary of the credits to his accounts.

            17. Termination of the Plan. The Board of Directors of the Corporation may terminate the Plan at any time. Upon termination of the Plan, distribution of the credits to a Participant's accounts shall be made in the manner and at the time heretofore prescribed; provided that no additional credits shall be made to the accounts of a Participant following termination of the Plan other than interest or other accretions thereon credited pursuant to Paragraph 5.

            18. Transfer Between Plans. If a Participant hereunder should become a director or employee of an Affiliate of the Employer, all obligations from the Employer to the Participant under this Plan may, in the sole discretion of the Employer and the Affiliate, be assumed by the Affiliate, and in such event the Employer shall have no further obligation to the Participant under this Plan and the Affiliate will bound to provide benefits to the Participant under this Plan in accordance with the Participant's then relevant election form(s) accepted by the Employer or the Affiliate, as the case may be. As a condition to participation in the Plan, the Participant agrees that any Affiliate that assumes obligations to the Participant under the Plan shall thereafter have all of the rights that the Employer has or had under the Plan.

      IN WITNESS WHEREOF, the Corporation has caused this Plan as Amended and Restated to be executed by its duly authorized officer and adopted to be effective as of the 1st day of July, 1997.

                                       BANKNORTH GROUP, INC.


                                       BY: ____________________________________
                                               Its Duly Authorized Officer


Attest: _______________________________
                  Secretary



PROXY

                            BANKNORTH GROUP, INC.
                             300 Financial Plaza
                                P.O. Box 5420
                            Burlington, VT 05401

The undersigned hereby appoints Thomas J. Amidon and Margaret E. Richey, or either of them, as proxies, with full power of substitution in each, to vote the common stock of Banknorth Group, Inc. that the undersigned is (are) entitled to vote at the Annual Meeting of Shareholders to be held at the Ramada Inn and Conference Center, Williston Road, South Burlington, Vermont, on Tuesday, May 13, 1997, at 3:00 p.m., and at any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

                                        (Continued and to be signed on reverse)

-------------------------------------------------------------------------------
                            FOLD AND DETACH HERE




This Proxy, when properly executed, will be voted in the     Please mark    [x]
manner directed herein by the undersigned shareholder.       your votes as
If no direction is made, this Proxy will be voted FOR        indicated in
Items 1, 2, 3 and 4.                                         this example


1. ELECTION OF FOUR DIRECTORS:

FOR all nominees                     TO WITHHOLD
listed at right                   authority to vote
(except as marked                 for all nominees
to the contrary)                   listed at right

       [ ]                               [ ]

To serve until the Annual Meeting in 2000: Richard J. Fleming, Luther F. Hackett, Richard N. Narkewicz, M.D. and John B. Packard.

(INSTRUCTION: To withhold authority to vote for any individual nominee(s) while approving the other nominees listed above, write the name(s) of such nominee(s) in the space provided below.)

_______________________________________________________________________________

_______________________________________________________________________________


2. To adopt the 1997 Equity Compensation Plan

                FOR       AGAINST       ABSTAIN
                [ ]         [ ]           [ ]


3. To adopt the amended and restated 1994 Deferred Compensation Plan for Directors and Selected Executives

                FOR       AGAINST       ABSTAIN
                [ ]         [ ]           [ ]


4. To ratify the selection of the independent public accounting firm of KPMG Peat Marwick LLP as the Company's external auditors for 1997.

                FOR       AGAINST       ABSTAIN
                [ ]         [ ]           [ ]


5. In their discretion, to act upon such other business as may properly come before the meeting or any adjournments thereof. If any such business is presented, it is the intention of the proxies to vote the shares represented hereby in accordance with the recommendations of management.



Please sign exactly as name(s) is (are) printed on this Proxy. When signing as attorney, executor, administrator, trustee, guardian, or in any other representative capacity, please so indicate.



_________________________________________________
Signature(s) of Shareholder(s)

_________________________________________________
Signature(s) of Shareholder(s)

Date: _____________________________________, 1997

-------------------------------------------------------------------------------
                            FOLD AND DETACH HERE




                            BANKNORTH GROUP, INC.

                       Annual Meeting of Stockholders
                            Tuesday, May 13, 1997
                                  3:00 p.m.

                      RAMADA INN AND CONFERENCE CENTER
                               Williston Road
                       South Burlington, Vermont 05403